UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.___)

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12
THE TRADE DESK, INC.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

The Trade Desk, Inc.
42 N. Chestnut Street
Ventura, California 93001
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held May 25, 2023
To our stockholders:
You are cordially invited to attend the 2023 annual meeting of stockholders of The Trade Desk, Inc. (the “Annual Meeting”) to be held virtually on Thursday, May 25, 2023, at 1:00 p.m. Pacific Time. You can attend the Annual Meeting via the Internet, vote your shares electronically and submit your questions during the Annual Meeting, by visiting www.virtualshareholdermeeting.com/TTD2023 (there is no physical location for the Annual Meeting). You will need to have your 16-Digit Control Number included on your Notice of Internet Availability of Proxy Materials (the “Notice”) or your proxy card (if you received a printed copy of the proxy materials) to join the Annual Meeting.
We are holding the Annual Meeting for the following purposes:
1.To elect two Class I directors;
2.To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023; and
3.To transact such other business as may properly come before the Annual Meeting or at any and all adjournments, continuations or postponements thereof.
If you owned our Class A common stock or Class B common stock at the close of business on March 31, 2023, you may attend and vote at the Annual Meeting. A list of stockholders eligible to vote at the Annual Meeting will be available for review during our regular business hours at our headquarters in Ventura, California for the ten days prior to the Annual Meeting for any purpose related to the Annual Meeting. The list of stockholders will also be available on the bottom panel of your screen during the Annual Meeting after entering your 16-Digit Control Number included on your Notice or your proxy card. On or about April 12, 2023, we expect to mail to our stockholders the Notice containing instructions on how to access our proxy statement for our Annual Meeting (the “Proxy Statement”) and our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (the “Annual Report”). The Proxy Statement and the Annual Report can be accessed directly at the following Internet address: www.proxyvote.com. All you have to do is enter the control number located on your proxy card.
Your vote is important. Whether or not you plan to attend the Annual Meeting, I hope that you will vote as soon as possible. You may vote your shares via a toll-free telephone number or over the Internet. You may also submit your proxy card or voting instruction card for the Annual Meeting by completing, signing, dating and returning your proxy card or voting instruction card in the envelope provided. Any stockholder of record attending the Annual Meeting may vote during the Annual Meeting, even if you have already returned a proxy card or voting instruction card.
Thank you for your ongoing support of The Trade Desk.

Sincerely,

Jeff T. Green
Chief Executive Officer
Ventura, California
April 12, 2023

YOUR VOTE IS IMPORTANT
ALL STOCKHOLDERS ARE INVITED TO ATTEND THE ANNUAL MEETING. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE VOTE AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING. PLEASE NOTE THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE ANNUAL MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

THE TRADE DESK, INC.
2023 ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT

PROXY STATEMENT
2023 ANNUAL MEETING OF STOCKHOLDERS
THE TRADE DESK, INC.
GENERAL INFORMATION
The board of directors of The Trade Desk, Inc. is soliciting proxies for our 2023 annual meeting of stockholders (the “Annual Meeting”) to be held on Thursday, May 25, 2023, at 1:00 p.m. Pacific Time. This year's Annual Meeting will be held entirely via the Internet. Stockholders may participate in the Annual Meeting by visiting the following website: www.virtualshareholdermeeting.com/TTD2023. To participate in the Annual Meeting, you will need the 16-digit control number included on your Notice, on your proxy card or on the instructions that accompanied your proxy materials.
The Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement for our Annual Meeting (the “Proxy Statement”) and our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (the “Annual Report”) is first being mailed on or about April 12, 2023, to stockholders entitled to vote at the Annual Meeting. We also made these materials available on our website at www.thetradedesk.com under the headings “Investors” on or about April 12, 2023. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting. Please read it carefully. Unless the context requires otherwise, the words “The Trade Desk,” “we,” “the Company,” “us,” and “our” refer to The Trade Desk, Inc.
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING,
THE PROXY MATERIALS AND VOTING YOUR SHARES
WHY DID I RECEIVE A NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS INSTEAD OF A FULL SET OF PROXY MATERIALS?
We have elected to furnish our proxy materials, including this Proxy Statement and our Annual Report, primarily via the Internet. The Notice is being provided in accordance with the Securities and Exchange Commission (“SEC”) rules and contains instructions on how to access our proxy materials. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of our proxy materials on the Internet to help reduce the environmental impact and cost of our annual meetings of stockholders.
WHAT ITEMS WILL BE VOTED ON AT THE ANNUAL MEETING?
There are two items that will be voted on at the Annual Meeting:
1.The election of two Class I directors; and
2.The ratification of the appointment of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for the fiscal year ending December 31, 2023.
WHAT ARE OUR BOARD OF DIRECTORS’ VOTING RECOMMENDATIONS?
Our board of directors recommends that you vote your shares “FOR” each of the nominees to the board of directors and “FOR” the ratification of the appointment of PwC.
WHAT IS A PROXY?
Our board of directors is soliciting your vote at the Annual Meeting. A proxy is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy, that designation also is called a “proxy” or, if in a written document, a “proxy card.” Jeff Green, Blake Grayson and Jay Grant have been designated as proxies for the Annual Meeting.

WHO CAN VOTE AT THE ANNUAL MEETING?
Only holders of record of our Class A common stock and Class B common stock at the close of business on March 31, 2023 (the “Record Date”) will be entitled to vote at the Annual Meeting. The Record Date was established by our board of directors. Stockholders of record at the close of business on the Record Date are entitled to:
•Receive notice of the Annual Meeting; and

•Vote at the Annual Meeting and any adjournments, continuations or postponements of the Annual Meeting.
On the Record Date, there were 444,040,336 shares of our Class A common stock outstanding and 44,035,900 shares of our Class B common stock outstanding. Our Class A common stock and Class B common stock will vote as a single class on all matters described in this Proxy Statement for which your vote is being solicited. Stockholders are not permitted to cumulate votes with respect to the election of directors. Each share of Class A common stock is entitled to one vote on each proposal and each share of Class B common stock is entitled to 10 votes on each proposal. Our Class A common stock and Class B common stock are collectively referred to in this Proxy Statement as our “common stock.”
IS MY VOTE CONFIDENTIAL?
Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either among our employees or to third parties, except: (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote and (3) to facilitate a successful proxy solicitation. Occasionally, stockholders provide written comments on their proxy card, which are then forwarded to our management.
WHAT IS THE DIFFERENCE BETWEEN HOLDING SHARES AS A “STOCKHOLDER OF RECORD” AND HOLDING SHARES AS “BENEFICIAL OWNER” (OR IN “STREET NAME”)?
Most stockholders are considered “beneficial owners” of their shares, that is, they hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially or in “street name.”
Stockholder of Record: If your shares are registered directly in your name with our transfer agent, you are considered the “stockholder of record” with respect to those shares and we are sending the Notice directly to you to access proxy materials. As a stockholder of record, you have the right to grant your voting proxy directly to us or to vote at the Annual Meeting.
Beneficial Owner: If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name, and proxy materials are being forwarded to you by your broker, bank or other nominee (who is considered the stockholder of record with respect to those shares). As a beneficial owner, you have the right to direct your broker, bank or other nominee as to how to vote your shares if you follow the instructions you receive from your broker, bank or other nominee. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote these shares at the Annual Meeting unless you request, complete and deliver the proper documentation provided by your broker, bank or other nominee.
WHAT ARE THE DIFFERENT METHODS THAT I CAN USE TO VOTE MY SHARES OF COMMON STOCK?
By Internet: Until 11:59 p.m. Eastern Time on May 24, 2023, you can vote via the Internet by visiting the website noted on your proxy card. Internet voting is available 24 hours a day. We encourage you to vote via the Internet, as it is the most cost-effective way to vote. Beneficial owners may vote by telephone or the Internet if their banks, brokers or nominees make those methods available, by following the instructions provided to them with the proxy materials.
By Telephone: Until 11:59 p.m. Eastern Time on May 24, 2023, you can also vote your shares by telephone by calling the toll-free telephone number indicated on your proxy card and following the voice prompt instructions. Telephone voting is available 24 hours a day.
By Mail: You can vote your shares by marking, signing and timely returning the proxy card enclosed with the proxy materials that are provided in printed form. Beneficial owners must follow the directions provided by their broker, bank or other nominee in order to direct such broker, bank or other nominee as to how to vote their shares.
During the Annual Meeting: You can vote and submit questions during the Annual Meeting by attending the virtual meeting at www.virtualshareholdermeeting.com/TTD2023. Please have your Notice or proxy card in hand when you visit the website.
HOW MANY SHARES MUST BE PRESENT TO HOLD THE ANNUAL MEETING?

The holders of a majority of the voting power of all of our issued and outstanding shares of our common stock as of the Record Date must be present at the Annual Meeting or represented by proxy for the transaction of business at the Annual Meeting. This is called a quorum.
Your shares will be counted for purposes of determining if there is a quorum, if you:
•Are entitled to vote and you are present at the Annual Meeting; or
•Have voted on the Internet, by telephone or by properly submitting a proxy card or voting instruction form by mail.
Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present. If there are not enough shares present both at the Annual Meeting and by timely and properly submitted proxy cards to constitute a quorum, the Annual Meeting may be adjourned until such time as a sufficient number of shares are present.
HOW ARE ABSTENTIONS COUNTED?
You may choose to abstain or refrain from voting your shares on one or more issues presented for a vote at the Annual Meeting. However, for purposes of determining the presence of a quorum, abstentions are counted as present. For the purpose of determining whether the stockholders have approved a matter, abstentions will not affect the outcome of the vote of any matter being voted on at the Annual Meeting.
WHAT IF A STOCKHOLDER DOES NOT PROVIDE A PROXY OR, IF A PROXY IS RETURNED, IT DOES NOT SPECIFY A CHOICE FOR ONE OR MORE ISSUES?
You should specify your choice for each issue to be voted upon at the Annual Meeting. If no proxy is returned or if a proxy is signed and returned but no specific instructions are given on one or more of the issues to be voted upon at that Annual Meeting, proxies will be voted in accordance with applicable rules, laws and regulations as follows:
Stockholders of Record. If you are a stockholder of record and you do not return a proxy and you do not vote at the Annual Meeting, your shares will not be voted at our Annual Meeting, and if you are not present at the Annual Meeting, your shares will not be counted for purposes of determining whether a quorum exists for the Annual Meeting. If you do return a proxy via the Internet, telephone or mail, but you fail to specify how your shares should be voted on one or more issues to be voted upon at the Annual Meeting, then to the extent you did not specify a choice, your shares will be voted: (i) FOR Proposal One for the election of all of the director nominees and (ii) FOR Proposal Two ratifying the selection of PwC as our independent auditors.
Beneficial Owners. If you are a beneficial owner and (i) you do not provide your broker or other nominee who holds your shares with voting instructions, or (ii) you do provide a proxy card but you fail to specify your voting instructions on one or more of the issues to be voted upon at our Annual Meeting, under applicable rules, your broker or other nominee may exercise discretionary authority to vote your shares on routine proposals but may not vote your shares on non-routine proposals.
The shares that cannot be voted by brokers and other nominees on non-routine matters but are represented at the Annual Meeting will be deemed present at our Annual Meeting for purposes of determining whether the necessary quorum exists to proceed with the Annual Meeting but will not be considered entitled to vote on the non-routine proposals.
We believe that under applicable rules Proposal Two: Ratification of Appointment of Independent Registered Public Accounting Firm is considered a routine matter for which brokerage firms may vote shares that are held in the name of brokerage firms and which are not voted by the applicable beneficial owners.
However, we believe that Proposal One: Election of Directors is considered a non-routine matter under applicable rules. Accordingly, brokers or other nominees cannot vote on this proposal without instruction from beneficial owners.
WHAT IS THE VOTING REQUIREMENT TO APPROVE EACH OF THE PROPOSALS?
The following table sets forth the voting requirement with respect to each of the proposals:

Proposal One—Election of directors
As set forth in our bylaws, each director must be elected by a plurality of the votes cast, meaning that the two nominees receiving the most “FOR” votes (among votes properly cast at the Annual Meeting or by proxy) will be elected. Only votes “FOR” will affect the outcome. Brokers will not have discretionary voting authority with respect to shares held in street name for their clients. Abstentions and broker non-votes will not affect the outcome of the vote.

Proposal Two—Ratification of appointment of independent registered public accounting firm	As set forth in our bylaws, to be approved by our stockholders, a majority of the votes cast at the Annual Meeting or by proxy must vote “FOR” this proposal. Brokers will have discretionary voting authority with respect to shares held in street name for their clients, even if the broker does not receive voting instructions from their client. Accordingly, we do not anticipate that there will be any broker non-votes on this proposal; however, broker non-votes will not be counted as votes cast and will therefore have no effect on the proposal. Abstentions will also have no effect on the proposal.
HOW DO I CHANGE OR REVOKE MY PROXY?
You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. You may vote again on a later date on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted), or by signing and returning a new proxy card with a later date, or by attending the Annual Meeting and voting during the Annual Meeting. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the Annual Meeting or specifically request in writing that your prior proxy be revoked.
WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY CARD?
It means that your shares are registered differently or you have multiple accounts. Please vote all of these shares separately to ensure all of the shares you hold are voted.
HOW CAN STOCKHOLDERS SUBMIT A PROPOSAL FOR INCLUSION IN OUR PROXY STATEMENT FOR THE 2024 ANNUAL MEETING?
To be included in our proxy statement for the 2024 annual meeting, stockholder proposals must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and be received by our Secretary at our principal executive offices no later than December 14, 2023, which is one hundred twenty (120) calendar days before the one-year anniversary of the date on which we first released this Proxy Statement to stockholders in connection with this year’s Annual Meeting. In connection with the 2024 annual meeting, we intend to file a proxy statement and a WHITE proxy card with the SEC in connection with our solicitation of proxies for that meeting.
HOW CAN STOCKHOLDERS SUBMIT PROPOSALS TO BE RAISED AT THE 2024 ANNUAL MEETING THAT WILL NOT BE INCLUDED IN OUR PROXY STATEMENT FOR THE 2024 ANNUAL MEETING?
To be raised at the 2024 annual meeting, stockholder proposals must comply with our bylaws. Under our bylaws, a stockholder must give advance notice to our Secretary of any business, including nominations of candidates for election as directors to our board, that the stockholder wishes to raise at our annual meeting. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, our principal executive offices not less than ninety (90) days nor more than one hundred twenty (120) days prior to the one-year anniversary of the preceding year’s annual meeting. Since our Annual Meeting is on May 25, 2023, stockholder proposals must be received by our Secretary at our principal executive offices no earlier than January 26, 2024 and no later than February 25, 2024, in order to be raised at our 2024 annual meeting.
In addition to satisfying the foregoing requirements under our bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act.

WHAT IF THE DATE OF THE 2024 ANNUAL MEETING CHANGES BY MORE THAN 30 DAYS FROM THE ANNIVERSARY OF THIS YEAR’S ANNUAL MEETING?
Under Rule 14a-8 of the Exchange Act, if the date of the 2024 annual meeting changes by more than 30 days from the anniversary of this year’s annual meeting, to be included in our proxy statement, stockholder proposals must be received by us within a reasonable time before our solicitation is made.
Under our bylaws, if the date of the 2024 annual meeting is advanced by more than thirty (30) days or delayed by more than sixty (60) days from the anniversary of this year’s annual meeting, stockholder proposals to be brought before the 2024 annual meeting must be delivered, or mailed and received, not later than the ninetieth (90th) day prior to such annual meeting or, if later, the tenth (10th) day following the day on which public disclosure of the date of such annual meeting was first made.
DOES A STOCKHOLDER PROPOSAL REQUIRE SPECIFIC INFORMATION?
With respect to a stockholder’s nomination of a candidate for our board of directors, the stockholder notice to the Secretary must contain certain information as set forth in our bylaws about both the nominee and the stockholder making the nomination. With respect to any other business that the stockholder proposes, the stockholder notice must contain a brief description of such business and the reasons for conducting such business at the Annual Meeting, as well as certain other information as set forth in our bylaws. If you wish to bring a stockholder proposal or nominate a candidate for director, you are advised to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. A copy of our bylaws is available via the website of the Securities and Exchange Commission at http://www.sec.gov. You may also contact our Secretary at the address set forth above for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.
WHAT HAPPENS IF WE RECEIVE A STOCKHOLDER PROPOSAL THAT IS NOT IN COMPLIANCE WITH THE TIME FRAMES DESCRIBED ABOVE?
If we receive notice of a matter to come before the 2024 annual meeting that is not in accordance with the deadlines described above, we will use our discretion in determining whether or not to bring such matter before such meeting. If such matter is brought before such meeting, then our proxy card for such meeting will confer upon our proxy holders’ discretionary authority to vote on such matter.
WHAT HAPPENS IF ADDITIONAL MATTERS ARE PRESENTED AT THE ANNUAL MEETING?
Other than the two items of business described in this Proxy Statement, we are not aware of any other business to be acted upon at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, Jeff Green, Blake Grayson and Jay Grant, or any of them, will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting. If for any reason any of the nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by our board of directors.
WHO BEARS THE COST OF THIS SOLICITATION?
We pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition, we may reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may be solicited by certain of our directors, officers and employees, personally or by mail, telephone, facsimile, email or other means of communication (electronic or otherwise). No additional compensation will be paid for such services.

HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports, or Notices of Internet Availability of Proxy Materials, with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report, or Notice of Internet Availability of Proxy Materials, addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. In accordance with these rules, only one proxy statement and annual report, or Notice of Internet Availability of Proxy Materials, will be delivered to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders. Stockholders who currently receive multiple copies of the proxy statement and annual report, or Notice of Internet Availability of Proxy Materials, at their address and would like to request “householding” of their communications should contact their broker if they are beneficial owners or direct their request to Broadridge at the contact information below if they are record holders.
If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, or Notice of Internet Availability of Proxy Materials, please notify your broker, if you are a beneficial owner or, if you are a record holder, direct your written request to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717 or call Broadridge at 1-866-540-7095.
If requested, we will also promptly deliver, upon oral or written request, a separate copy of the proxy statement and annual report, or Notice of Internet Availability of Proxy Materials, to any stockholder residing at an address to which only one copy was mailed.
WHERE CAN I FIND THE VOTING RESULTS OF THE ANNUAL MEETING?
We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K filed with the SEC within four business days after the Annual Meeting, which will be available on our website.

PROPOSAL ONE:
ELECTION OF DIRECTORS
In voting on the election of our director nominees, stockholders may:
•Vote in favor of all nominees;
•Vote in favor of specific nominees; or
•Withhold votes as to specific nominees.
Assuming a quorum is present; directors will be elected by a plurality of the votes cast.
Our bylaws provide that the authorized number of directors shall be determined from time to time by resolution of the board of directors, provided the board of directors shall consist of at least one (1) member. Our board of directors is currently comprised of eight (8) directors. Our certificate of incorporation provides that our board of directors shall be divided into three classes, each consisting of as nearly one-third of the total number of directors as possible. Each class of directors serves a three-year term expiring at the annual meeting of stockholders in the year listed in the table below:

Class I (2023)	Class II (2024)	Class III (2025)
Jeff T. Green	David R. Pickles	Lise J. Buyer
Andrea L. Cunningham	Gokul Rajaram	Kathryn E. Falberg
Eric B. Paley		David B. Wells
Based on the recommendation of the nominating and corporate governance committee, our board of directors has nominated Jeff T. Green and Andrea L. Cunningham for election as Class I directors, each to serve a three-year term that expires at the annual meeting of stockholders in 2026 and until their successors are duly elected and qualified. Ms. Cunningham and Messrs. Green and Paley are currently serving as Class I directors. Each of Ms. Cunningham and Mr. Green has consented to serve for a new term. Mr. Paley’s current term as a Class I director will expire immediately prior to our Annual Meeting and he will not stand for re-election at the Annual Meeting. Effective upon the end of Mr. Paley’s term as a director immediately prior to the Annual Meeting, the authorized number of directors will be reduced to seven (7).
Directors listed in Class II and Class III above are not being elected this year and will continue in office for the remainder of their terms, as described above, unless such directors resign or their service as directors otherwise ceases in accordance with our certificate of incorporation or bylaws.
Vote Required
The Class I directors being voted on this year are elected by a plurality of the votes cast. This means that the director nominee with the most affirmative votes for a particular seat is elected for that seat. Abstentions have no effect on the outcome of the vote.
It is the intention of the persons named as proxies herein to vote in favor of the candidates nominated by our board of directors unless such authority is withheld, either by affirmative vote of the stockholders or deemed withheld by the failure of stockholders to submit their votes. If any nominee should not be available for election, the proxies will be voted in the best judgment of the persons authorized as proxies.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE DIRECTOR NOMINEES.
Information Concerning Director Nominees
The name and age of each nominee for director, his or her position with us, the year in which he or she first became a director, and certain biographical information as of April 12, 2023 is set forth below:

Name	Age	Positions and Offices Held with the Company	Director Since
Jeff T. Green	46	President and Chief Executive Officer, Director	November 2009
Andrea L. Cunningham	66	Class A Director	January 2022
Jeff T. Green co-founded The Trade Desk and has served as our president and chief executive officer and as a member of our board of directors since November 2009. Prior to joining The Trade Desk, from May 2004 to October 2009, Mr. Green founded AdECN, the world’s first online advertising exchange, and served as its chief operating officer, where he led strategy, product and business development until it was acquired by Microsoft in 2007. At Microsoft Corporation, Mr. Green oversaw the AdECN exchange business, as well as all reseller and channel partner business. Mr. Green has also played a leadership role in the ad tech industry, having served on the Networks and Exchanges Quality Assurance Guidelines Committee for the Internet Advertising Bureau (“IAB”) from 2011 to 2012. At IAB, Mr. Green led working groups that established rules and best practices for acquiring inventory and set data transaction standards.
We believe that Mr. Green is qualified to serve on our board of directors due to his extensive management experience and sophisticated industry background.
Andrea L. Cunningham has served as a member of our board of directors since January 2022. Since 2012, Ms. Cunningham has served as the president of Cunningham Collective, a consulting firm she founded that advises companies on marketing, brand and communication strategies. She previously held various senior marketing positions at various companies, including serving as Chief Marketing Officer for Avaya Inc., a cloud communications company, from 2014 to 2015. Ms. Cunningham currently serves on the boards of directors of numerous private companies, and previously served on the boards of directors of RhythmOne plc (formerly Blinkx), a digital advertising technology company then-traded on the London Stock Exchange, from February 2016 to February 2018. Ms. Cunningham received a B.A. in English from Northwestern University and completed the Harvard Business School Executive Education program.
On February 22, 2022, in accordance with Article VI, Section E of our certificate of incorporation, our board of directors appointed Ms. Cunningham to serve as a representative of our Class A common stock. For more information, see “Information About the Board of Directors and Corporate Governance-Class A Director.”
We believe that Ms. Cunningham is qualified to serve on our board of directors due to her extensive management experience, track record at other technology companies and industry background.

Information Concerning Current Directors and Directors Continuing in Office
The name and age of each director currently or continuing in office, his or her position with us, the year in which he or she first became a director, and certain biographical information as of April 12, 2023 is set forth below:

Name	Age	Positions and Offices Held with the Company	Director Since
Lise J. Buyer	63	Lead Independent Director	March 2019
Kathryn E. Falberg	62	Director	August 2016
Eric B. Paley	47	Director	March 2010
David R. Pickles	45	Chief Technology Officer, Director	February 2021
Gokul Rajaram	48	Director	May 2018
David B. Wells	51	Director	December 2015
Lise J. Buyer has served as a member of our board of directors since March 2019, and she was appointed as lead independent director in February 2021. Since 2006, Ms. Buyer has served as a partner of Class V Group LLC, a consulting firm she co-founded that advises companies on initial public offerings and other market strategies. From August 2005 to August 2006, she served as vice president of Tellme Networks, Inc., a private Internet telephone business. Between April 2003 and August 2005, Ms. Buyer served as the director of business optimization at Google. From September 2002 to March 2003, she served as a consultant and the director of research for Vista Research LLC, an independent equity research firm in New York, New York. From May 2000 to July 2002 she was a general partner at Technology Partners, a Palo Alto, California venture capital firm. Ms. Buyer was the director of internet/new media research at Credit Suisse First Boston from July 1998 to May 2000. Prior to that, she spent six years as vice president at T. Rowe Price Group, Inc. working predominantly on its Science and Technology Fund, and the preceding nine years as an institutional equity investor and analyst of both the technology and media industries. Ms. Buyer served on the board of directors of publicly traded Greenfield Online Inc., an online survey company, from April 2004 until it was acquired by Microsoft Corporation. Ms. Buyer received a B.A. in Economics and Geology from Wellesley College and an M.B.A. from the Owen Graduate School of Management at Vanderbilt University.
We believe that Ms. Buyer is qualified to serve on our board of directors due to her extensive management experience, high-growth company background and strategic leadership track record.
Kathryn E. Falberg has served as a member of our board of directors since August 2016. Ms. Falberg served as executive vice president and chief financial officer of Jazz Pharmaceuticals, PLC, a biopharmaceutical company, from March 2012 to March 2014 after serving as senior vice president and chief financial officer since December 2009. From 2001 through 2009, Ms. Falberg worked with a number of smaller companies, including AdECN, Inc. (“AdECN”), while serving as a corporate director and audit committee chair for several companies. Ms. Falberg was with Amgen from 1995 through 2001, where she served as senior vice president, finance and strategy and chief financial officer and before that as vice president, controller and chief accounting officer, and vice president, treasurer. Ms. Falberg currently serves on the board of directors of publicly traded Arcus Biosciences, Inc., Nuvation Bio and Tricida, Inc., and previously served on a number of boards including publicly traded Urogen Pharma Ltd., Aimmune Therapeutics, Inc., Axovant Sciences Ltd., BioMarin Pharmaceutical Inc, Medivation, Inc., Halozyme Therapeutics, Inc., and aTyr Pharma, Inc. Ms. Falberg received a B.A. in Economics and an M.B.A. from the University of California, Los Angeles and is a Certified Public Accountant (inactive).
We believe that Ms. Falberg is qualified to serve on our board of directors due to her extensive management experience, strategic leadership track record and service on other boards of directors.
Eric B. Paley has served as a member of our board of directors since March 2010. Since January 2009, he has served as a co-founder and managing partner at Founder Collective, a seed stage venture capital fund. Mr. Paley serves on the board of directors of numerous private companies. From October 2002 to December 2008, Mr. Paley served as the chief executive officer and a co-founder of Brontes Technologies, Inc., a company offering advanced dental imaging technology solutions, which was acquired by The 3M Company in October 2006. Mr. Paley received a B.A. in Government from Dartmouth College and an M.B.A. from Harvard Business School.

Mr. Paley’s term as a director and as a member of our nominating and corporate governance committee will expire immediately prior to the Annual Meeting.
David R. Pickles has served as our chief technology officer since March 2010 and as a member of our board of directors since February 2021. Prior to The Trade Desk, he was with Microsoft Corporation where he served as development lead from September 2008 to March 2010 and senior software development engineer from March 2008 to September 2008. From May 2004 to February 2008, he served as senior database engineer at CallWave, Inc., where he was involved in building back-end components of the system: client session management services, telephone call handling services, client registration services, B2B integrations with all major telephone carriers, and complex high performance database systems (including a custom billing and CRM system). Mr. Pickles received a B.S. in Computer Science from the University of California, Santa Barbara.
We believe that Mr. Pickles is qualified to serve on our board of directors due to his extensive management experience, track record at other technology companies and industry background.
Gokul Rajaram has served as a member of our board of directors since May 2018. Mr. Rajaram has served on the executive team at DoorDash Inc. (“DoorDash”) since November 2019, after DoorDash acquired a food delivery business owned by Square, Inc. (“Square”) called Caviar, Inc. (“Caviar”), where he served as the Lead for Caviar. Prior to DoorDash, Mr. Rajaram worked as the Product Engineering Lead from July 2013 to October 2019 at Square, where he led several product development teams and served on Square’s executive team. Before joining Square in July 2013, Mr. Rajaram served as Product Director, Ads at Facebook, Inc. from August 2010 to July 2013, where he helped Facebook transition its advertising business to become mobile-first. Mr. Rajaram served as Product Management Director for Google AdSense from January 2003 to November 2007, where he helped launch the product and grow it into a substantial portion of Google's business. Mr. Rajaram has served on the boards of directors of Coinbase Inc. since August 2020 and publicly traded Pinterest, Inc. since February 2020. He also served on the board of directors of publicly traded RetailMeNot, Inc. from September 2013 until it was taken private in May 2017. Mr. Rajaram received a B. Tech in Computer Science from the Indian Institute of Technology Kanpur, an M.S. in Computer Science from the University of Texas and an M.B.A. from the Massachusetts Institute of Technology Sloan School of Management.
We believe that Mr. Rajaram is qualified to serve on our board of directors due to his extensive entrepreneurial background, strategic leadership track record and service on other boards of directors of technology companies.
David B. Wells has served as a member of our board of directors since December 2015. Mr. Wells served as the chief financial officer of Netflix, Inc., a media-services provider, for eight years, retiring in early 2019 after nearly 15 years with the company and having served as vice president of financial planning and analysis prior to chief financial officer. Mr. Wells is also a director for public direct to consumer healthcare company HIMS, where he is audit chair, and is the chairman of the board and a member of the remuneration committee (formerly the senior independent director) for UK based fintech company WISE PLC. Mr. Wells received a B.S. in Commerce and English from the University of Virginia and an M.B.A./M.P.P. Magna Cum Laude from the University of Chicago.
We believe that Mr. Wells is qualified to serve on our board of directors due to his extensive management experience, financial expertise, high-growth company background and strategic leadership track record.

PROPOSAL TWO:
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
On the recommendation of our audit committee, our board of directors has appointed PwC, an independent registered public accounting firm, to audit our consolidated financial statements for the fiscal year ending December 31, 2023 and attest to our internal control over financial reporting as of December 31, 2023. We are submitting this selection to our stockholders for ratification. Although we are not required to seek stockholder approval for this appointment, we believe it is sound corporate practice to do so. Representatives from PwC will be in attendance at the Annual Meeting to respond to any appropriate questions and will have the opportunity to make a statement, if they so desire.
In the vote on the ratification of the selection of PwC as our independent auditors, stockholders may:
•Vote in favor of ratification;
•Vote against ratification; or
•Abstain from voting on ratification.
Vote Required for Approval
Assuming a quorum is present, the selection of PwC as our independent auditors will be ratified if the affirmative vote of a majority of the votes cast on the matter at the Annual Meeting is obtained (meaning the number of shares voted “FOR” the proposal must exceed the number of shares voted “AGAINST” the proposal). In the event that the stockholders do not ratify the selection of PwC, the appointment of the independent auditors will be reconsidered by the audit committee of the board of directors. Abstentions and broker non-votes are not considered votes cast for the foregoing purpose and will have no effect on the vote for this proposal.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF PWC AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2023.
Auditor Information
Set forth below are the fees for services rendered by PwC for the fiscal years ended December 31, 2022 and 2021:

Fee Category	2022	2021
Audit Fees(1)	$4,111,960	$3,418,749
Audit-Related Fees(2)	480,000	—
Tax Fees(3)	676,173	786,382
All Other Fees(4)	108,818	5,470
Total	$5,376,951	$4,210,601
(1)Audit Fees for 2022 and 2021 cover professional services rendered for the audit of our annual financial statements and review of financial statements included in our Quarterly Reports on Form 10-Q, audit of our internal control over financial reporting, and services normally provided by PwC in connection with statutory and regulatory filings or engagements.
(2)Audit-Related Fees were for assurance and other services related to service provider compliance reports, including Service Organization Controls (SOC) reports on the effectiveness of our controls for our demand side platform.
(3)Tax Fees cover tax compliance, advice, and planning services and consisted primarily of review of consolidated federal income tax returns and foreign tax planning and advice.
(4)All Other Fees include professional services rendered by PwC not reported in any other category such as pre-approved permissible advisory and other services, including SOC-1 and SOC-2 readiness advisory services and the license fees for accounting research software.

Pre-Approval Policies and Procedures
The audit committee has adopted policies and procedures regarding pre-approval of permitted audit and non-audit services. Each year, and as needed at other times during the year, (1) the independent registered public accounting firm will submit to the audit committee for approval the terms, fees and conditions of our engagement of the independent registered public accounting firm to perform an integrated audit of our consolidated financial statements and to review our interim financial statements; and (2) management and the independent registered public accounting firm will submit to the audit committee for approval a written pre-approval request of additional audit and non-audit services to be performed for us during the year, including a budgeted range of fees for each category of service outlined in such request. The audit committee has designated the audit committee chair to have the authority to pre-approve interim requests for permissible services that were not contemplated in the engagement letter or in pre-approval requests. The audit committee chair may approve or reject any interim service requests and shall report any interim service pre-approvals at the next regular audit committee meeting. All services provided by PwC during the fiscal years ended December 31, 2022 and 2021 were pre-approved by the audit committee.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
The information contained in this audit committee report shall not be deemed to be (1) “soliciting material,” (2) “filed” with the SEC, (3) subject to Regulations 14A or 14C of the Exchange Act, or (4) subject to the liabilities of Section 18 of the Exchange Act. No portion of this audit committee report shall be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that The Trade Desk, Inc. specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.
The audit committee of our board of directors is comprised of three members and acts under a written charter that has been approved by our board of directors. The members of the audit committee are independent directors, based upon standards set forth in applicable laws, rules, and regulations. The audit committee has reviewed and discussed the audited financial statements with management and has discussed with PwC the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and the SEC.
The audit committee has also received the written disclosures and the letter from PwC required by the applicable requirements of the PCAOB regarding PwC’s communications with the audit committee concerning independence and has discussed with PwC its independence.
Management is responsible for our financial reporting process and the system of internal controls, including internal control over financial reporting, and procedures designed to promote compliance with accounting standards and applicable laws and regulations. PwC is responsible for the audit of the consolidated financial statements and our internal control over financial reporting in accordance with the standards of the PCAOB. The audit committee's responsibility is to monitor and oversee these processes and procedures. The members of the audit committee are not professionally engaged in the practice of accounting or auditing and are not professionals in these fields. The audit committee relies, without independent verification, on the information provided by and on the representations made by management regarding the effectiveness of internal control over financial reporting, that the financial statements have been prepared with integrity and objectivity, and that such financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. The audit committee also relies on the opinion of PwC on the consolidated financial statements and internal controls over financial reporting.
The audit committee’s meetings facilitate communication among the members of the audit committee, management and PwC. The audit committee separately met with PwC, with and without management, to discuss the results of their examinations and their observations and recommendations regarding our internal controls. The audit committee also met separately with management.
Based on its discussions with management and PwC, and its review of the representations and information provided by management and PwC, the audit committee recommended to our board of directors that our audited financial statements for the fiscal year ended December 31, 2022 be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022.
By order of the audit committee of the board of directors of The Trade Desk,
AUDIT COMMITTEE
David B. Wells (Chairperson)
Lise J. Buyer
Gokul Rajaram

INFORMATION ABOUT THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Leadership Structure of the Board of Directors
Our board of directors recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide effective oversight of management. Our bylaws and corporate governance guidelines provide our board of directors with flexibility to combine or separate the positions of chairman of the board of directors and chief executive officer.
Our board of directors currently believes that our existing leadership structure, under which our chief executive officer, Mr. Green, serves as chairman of our board of directors is effective. Mr. Green’s knowledge of the issues, opportunities and risks facing us, our business and our industry renders him best positioned among our directors to fulfill the chairman’s responsibility to develop agendas that focus the time and attention of our board of directors on the most critical matters.
Our board of directors will continue to periodically review our leadership structure and may make such changes in the future as it deems appropriate. Our chief executive officer works with the nominating and corporate governance committee and the board of directors on a regular basis to ensure there is a current and effective plan of succession and development for the CEO and the executive management team. Our board of directors believes that the directors and the CEO should collaborate on management succession planning, and that the entire board of directors should be involved in the critical aspects of the succession planning process, including establishing selection criteria that reflect our business strategies, reviewing the company’s leadership pipeline and talent strategies, and identifying and evaluating potential internal candidates. Directors also become familiar with potential successors for key positions at regular meetings and in less formal settings, and management succession is discussed at least annually in the meetings and executive sessions of the board of directors.

In accordance with our bylaws, the independent directors elected Lise J. Buyer to serve as lead independent director. As lead independent director, Ms. Buyer will preside at all meetings of the board of directors at which the chairman of the board of directors is not present, including executive sessions, and performs such additional responsibilities as set forth in our corporate governance guidelines.
Role of Board in Risk Oversight Process
Risk assessment and oversight are an integral part of our governance and management processes. Our board of directors encourages management to promote a culture that incorporates risk management into our corporate strategy and day-to-day business operations. Management discusses strategic and operational risks at regular management meetings and conducts specific strategic planning and review sessions during the year that include a focused discussion and analysis of the risks facing us. Throughout the year, senior management reviews these risks with our board of directors at regular board meetings as part of management presentations that focus on particular business functions, operations or strategies, and presents the steps taken by management to mitigate or eliminate such risks.
Our board of directors does not have a standing risk management committee, but rather administers this oversight function directly through our board of directors as a whole, as well as through various standing committees of our board of directors that address risks inherent in their respective areas of oversight. In particular, our board of directors is responsible for monitoring and assessing strategic risk exposure and our audit committee is responsible for overseeing our major financial risk exposures and the steps our management has taken to monitor and control these exposures. The audit committee also monitors compliance with legal and regulatory requirements, considers and approves or disapproves any related-persons transactions, and receives periodic updates and reports from our information security team on cybersecurity matters, including actions taken to mitigate cybersecurity risk. Our nominating and governance committee monitors the effectiveness of our corporate governance guidelines. Our compensation committee assesses and monitors whether any of our compensation programs, policies and practices have the potential to encourage excessive or inappropriate risk-taking.
Board Meetings
Our board of directors held a total of four meetings during 2022. Each director attended at least 75% of the total number of board of directors and committee meetings that were held during the time he or she was a director in 2022.
Board Committees
Audit Committee
Our audit committee oversees our corporate accounting and financial reporting process. Among other matters, the audit committee:

•appoints our independent registered public accounting firm;
•evaluates the independent registered public accounting firm’s qualifications, independence and performance;
•determines the engagement of the independent registered public accounting firm;
•reviews and approves the scope of the annual audit and the audit fee;
•discusses with management and the independent registered public accounting firm the results of the annual integrated audit and the review of our quarterly financial statements;
•approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services;
•monitors the rotation of partners of the independent registered public accounting firm on our engagement team in accordance with requirements established by the SEC;
•is responsible for reviewing our financial statements and our management’s discussion and analysis of financial condition and results of operations to be included in our annual and quarterly reports to be filed with the SEC;
•reviews the adequacy of internal financial controls with management and our independent registered public accounting firm;
•reviews our critical accounting policies and estimates; and
•reviews the audit committee charter and the committee’s performance at least annually.
The members of our audit committee are Messrs. Wells (chairperson) and Rajaram, and Ms. Buyer. All members of our audit committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and The Nasdaq Stock Market LLC (“Nasdaq”). Our board of directors has determined that Mr. Wells is an audit committee financial expert as defined under the applicable rules of the SEC and has the requisite financial sophistication as defined under the applicable rules and regulations of Nasdaq. Under the rules of the SEC, members of the audit committee must also meet heightened independence standards. Our board of directors has determined that each of Messrs. Wells and Rajaram and Ms. Buyer are independent under the heightened audit committee independence standards of the SEC and Nasdaq. The audit committee operates under a written charter that satisfies the applicable standards of the SEC and Nasdaq. A copy of the charter of our audit committee is available on our website at http://investors.thetradedesk.com/.
During 2022, our audit committee met four times in person or by telephone.
Compensation Committee
Our compensation committee reviews and recommends policies relating to the compensation and benefits of our executive officers and employees. Among other matters, our compensation committee:
•reviews and recommends to our board of directors corporate goals and objectives relevant to the compensation of our chief executive officer and other executive officers;
•evaluates the performance of our executive officers in light of those goals and objectives, and approves the compensation of these executive officers based on such evaluations;
•reviews and approves or recommends to our board of directors the grant of stock options and other awards under our stock plans;
•reviews and recommends to our board of directors the compensation of our non-employee directors; and
•reviews and evaluates, at least annually, the performance of the compensation committee and its members, including compliance by our compensation committee with its charter.
In fulfilling its responsibilities, our compensation committee has the authority to delegate any or all of its responsibilities to a subcommittee of the compensation committee. Our compensation committee also has the authority to authorize one of our officers to grant rights or options to officers (other than executive officers) and employees, in a manner that is in accordance with applicable law, which it has previously authorized our chief executive officer and chief financial officer to do for certain employee equity awards.
The members of our compensation committee are Ms. Falberg (chairperson), and Messrs. Rajaram and Wells. Each of the members of our compensation committee is independent under the applicable rules and regulations of Nasdaq and meets all other eligibility requirements of applicable laws. Our compensation committee operates under a written charter that satisfies the applicable standards of the SEC and Nasdaq. A copy of the charter of our compensation committee is available on our website at http://investors.thetradedesk.com.
During 2022, our compensation committee met five times in person or by telephone.
Nominating and Corporate Governance Committee
The nominating and corporate governance committee is responsible for making recommendations to our board of directors regarding candidates for directorships and the size and composition of our board of directors. In addition, the nominating and corporate governance committee is responsible for overseeing our corporate governance policies and reporting and making recommendations to our board of directors concerning governance matters.
The members of our nominating and corporate governance committee are Mses. Buyer (chairperson), Falberg and Cunningham, and Mr. Paley. Ms. Cunningham joined our nominating and corporate governance committee on February 22, 2022. Ms. Falberg intends to step down as a member of the nominating and corporate governance committee, and Mr. Paley will no longer serve as a member of the nominating and corporate governance committee, each effective as of or immediately prior to the Annual Meeting. Each of the members of our nominating and corporate governance committee is an independent director under the applicable rules and regulations of NASDAQ. The nominating and corporate governance committee operates under a written charter that satisfies the applicable standards of the SEC and NASDAQ. A copy of the charter of our nominating and corporate governance committee is available on our website at http://investors.thetradedesk.com.
During 2022, our nominating and corporate governance committee met four times in person or by telephone.
Compensation Committee Interlocks and Insider Participation
During 2022, Ms. Falberg and Messrs. Rajaram and Wells all served as members of our compensation committee. None of the members of our compensation committee has at any time been one of our officers or employees. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers on our board of directors or compensation committee.
Identifying and Evaluating Director Nominees
Our nominating and corporate governance committee is responsible for reviewing with the board of directors, on an annual basis, the appropriate characteristics, skills and experience required for the board of directors as a whole and its individual members. In evaluating the suitability of individual candidates (both new candidates and current members), the nominating and corporate governance committee, in recommending candidates for election, and the board of directors, in approving (and, in the case of vacancies, appointing) such candidates, will take into account many factors, including the following:
•personal and professional integrity;
•ethics and values;
•experience in corporate management, such as serving as an officer or former officer of a publicly held company;
•experience in the industries in which we compete;
•experience as a board member or executive officer of another publicly held company;
•diversity of expertise and experience in substantive matters pertaining to our business relative to other board members;
•conflicts of interest; and
•practical and mature business judgment.
Other than the foregoing, there are no stated minimum criteria for director nominees, although our nominating and corporate governance committee may also consider such other factors as it may deem, from time to time, are in our and our stockholders' best interests. Our board of directors evaluates each individual in the context of the board of directors as a whole, with the objective of assembling a group that can best maximize the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas. Although the nominating and corporate governance committee may consider whether nominees assist in achieving a mix of board members that represents a diversity of background and experience, which is not only limited to race, gender or national origin, we have no formal policy regarding board diversity.

The following table sets forth certain diversity statistics as self-reported by the current members of our board of directors.

Board Diversity Matrix (As of April 12, 2023)
Total Number of Directors	8
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	4	—	1
Part II: Demographic Background
African American or Black	—	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	—	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	3	3	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	1
Did Not Disclose Demographic Background	2
Class A Director
Article VI, Section E of our certificate of incorporation provides that beginning on the date we publicly announce the class of the first director to serve in a Class A Director Seat (as defined below) and ending on the final conversion of our Class B common stock, the holders of our Class A common stock, voting as a single class, will have the right to elect one director if the total number of directors is eight or fewer or two directors if the total number of directors is nine or greater, with our board of directors determining the initial class into which each such director will be elected. Any seat filled by any director contemplated by this provision of the certificate of incorporation is referred to as a “Class A Director Seat.” On February 22, 2022, our board of directors appointed Ms. Cunningham to the Class A Director Seat.
Stockholder Recommendations and Nominations to the Board of Directors
Stockholders may submit recommendations for director candidates to the nominating and corporate governance committee by sending the individual's name and qualifications to our Chief Legal Officer c/o The Trade Desk, Inc., 42 N. Chestnut St., Ventura, CA 93001, who will forward all recommendations to the nominating and corporate governance committee. The nominating and corporate governance committee will evaluate any candidates recommended by stockholders against the same criteria and pursuant to the same policies and procedures applicable to the evaluation of candidates proposed by directors or management.
Code of Business Conduct and Ethics
We have adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The code of business conduct and ethics is available on our website at http://investors.thetradedesk.com. Any amendments to the code of business conduct and ethics, or any waivers of its requirements, will be disclosed on our website. The reference to our web address does not constitute incorporation by reference of the information contained at, or available through, our website.
Stockholder Communications with the Board of Directors
Stockholders and other parties interested in communicating directly with the board of directors may do so by writing to: Board of Directors, c/o The Trade Desk, Inc., 42 N. Chestnut St., Ventura, CA 93001. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of our audit committee and handled in accordance with applicable procedures established by the audit committee.

Independence of the Board of Directors
Our board of directors currently consists of eight members, and will consist of seven directors at the time of our Annual Meeting. Our board of directors has determined that all of our directors, other than Mr. Green, our chief executive officer, and Mr. Pickles, our chief technology officer, qualify as “independent” directors in accordance with the NASDAQ listing requirements. In addition, as required by NASDAQ rules, our board of directors has made a subjective determination as to each independent director that no relationships exist, which, in the opinion of our board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, our board of directors reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities and relationships as they may relate to us and our management. There are no family relationships among any of our directors or executive officers.
Director Stock Ownership
The Board believes that all directors should maintain a meaningful personal financial stake in the company to align their long-term interests with those of our stockholders. We maintain stock ownership guidelines that apply to our executive officers and non-employee directors. Under the guidelines, non-employee directors are to attain and maintain a minimum share ownership level equal to at least three times the value of their annual cash retainer, i.e., $150,000, within the later of five years of becoming a director or December 31, 2023. All of the covered individuals are either in compliance with our stock ownership guidelines or have a period of time remaining to meet the required ownership level.
Director Attendance at Annual Meetings of Stockholders
Directors are encouraged, but not required, to attend our annual meetings of stockholders. Six out of eight of our directors then serving on the board of directors attended the 2022 annual meeting of stockholders.
Whistleblower Procedures
In accordance with the Sarbanes-Oxley Act of 2002, we have established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and for the confidential, anonymous submission of concerns regarding accounting or auditing matters. If an individual has a concern regarding questionable accounting, internal accounting controls or auditing matters, or the reporting of fraudulent financial information, such individual may report his or her concern by sending a letter (which may be anonymous at the discretion of the reporting person), to us at our principal executive offices to the attention of the chief legal officer and to the chair of the audit committee. Individual employees may also report their concerns by telephone or online (which may be anonymous at the discretion of the reporting person) by using our ethics reporting system accessible through our website. Such complaints received by telephone or via online reporting system, are promptly sent to the chief legal officer and to the chair of the audit committee.
Limitation on Liability and Indemnification Matters
Our certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:
•any breach of the director’s duty of loyalty to us or our stockholders;
•any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or
•any transaction from which the director derived an improper personal benefit.
Our certificate of incorporation and bylaws provide that we are required to indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law. Our bylaws also provide that we are obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under Delaware law. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our board of directors. With specified exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors’ and officers’ liability insurance.
The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and our stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage.

EXECUTIVE OFFICERS
The following table sets forth information regarding our executive officers and management as of April 12, 2023:

Name	Age	Position(s)
Jeff T. Green	46	President and Chief Executive Officer, Director
Blake J. Grayson	49	Chief Financial Officer
David R. Pickles	45	Chief Technology Officer, Director
Jay R. Grant	56	Chief Legal Officer
Jeff T. Green. See Proposal One: Information Concerning Director Nominees for Mr. Green’s biographical information.
Blake J. Grayson has served as our chief financial officer since December 2019. Prior to joining The Trade Desk, Mr. Grayson was at Amazon.com, Inc. (“Amazon”) since 2009, where he served in a number of positions. Most recently Mr. Grayson was vice president, finance, for the International Consumer business, serving since April 2018 as the head of finance for businesses in the UK, Germany, France, Italy, Spain, Turkey, India, Japan, China, Australia, Brazil, the Middle East, and Singapore, as well as worldwide finance teams for Automated Marketing, Kindle Content/Books and Global Payments. Prior to that, Mr. Grayson was vice president, finance for Amazon Marketplace between April 2015 and April 2018 and finance director, North America retail (Consumables, Amazon Fresh, and Global Payments) from March 2013 to April 2015. Prior to his employment with Amazon, from June 2003 to February 2009, Mr. Grayson worked for Washington Mutual/JP Morgan Chase leading payments finance and financial planning and analysis functions, and previously worked in the wireless and financial services industries. Mr. Grayson received a B.A. in Business Administration (Phi Beta Kappa) from the University of Washington and an M.B.A. (with honors) from the University of Southern California.
David R. Pickles See Proposal One: Information Concerning Directors Continuing in Office for Mr. Pickles’s biographical information.
Jay R. Grant has served as our chief legal officer and secretary since October 2020. Prior to joining The Trade Desk, Mr. Grant developed extensive experience with media and digital enterprises at Univision Communications Inc. (“UCI”), a company with more than two dozen broadcasting networks, cable networks, digital and mobile properties and more than 120 television and radio stations. Most recently, from February 2019 to October 2020, Mr. Grant served as executive vice president and general counsel of UCI’s Digital and News divisions, and, from May 2016 to January 2019, he served as executive vice president and general counsel of UCI’s Fusion Media Group. Mr. Grant started his career in private practice at the law firm Manatt, Phelps & Phillips. He received a B.A. in Government from Harvard University, an M.B.A. from New York University Stern School of Business and a J.D. from the University of California, Berkeley, School of Law.

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis describes the compensation program for our Named Executive Officers (“NEOs”). During 2022, these individuals were:
•Jeff T. Green, our Chief Executive Officer (our “CEO”);
•Blake J. Grayson, our Chief Financial Officer;
•David R. Pickles, our Chief Technology Officer;
•Jay R. Grant, our Chief Legal Officer; and
•Michelle E. Hulst, our former Chief Data Officer.
On July 29, 2022, Ms. Hulst’s employment with us ended. We did not have any other employees who served as an executive officer in 2022 beyond those listed above.
This Compensation Discussion and Analysis describes the material elements of our executive compensation program during 2022. It also provides an overview of our executive compensation philosophy and objectives. Finally, it analyzes how and why our compensation committee of our board of directors arrived at the specific compensation decisions for our executive officers, including our NEOs, for 2022, including the key factors that the compensation committee considered in determining their compensation.
Executive Summary
Who We Are
We are a global technology company that empowers buyers of advertising. We offer a self-service, cloud-based ad-buying platform that empowers our clients to plan, manage, optimize and measure more expressive data-driven digital advertising campaigns. Our platform allows clients to execute integrated campaigns across ad formats and channels, including video (which includes connected TV (“CTV”)), display, audio, digital-out-of-home, native and social, on a multitude of devices, such as computers, mobile devices, televisions and streaming devices. Our platform’s integrations with major inventory, publisher and data partners provide ad buyers reach and decisioning capabilities, and our enterprise application programming interfaces (“APIs”) enable our clients to customize and expand platform functionality.
2022 Business Highlights
During 2022, we continued to demonstrate our success in the marketplace as an independent platform buying media at scale, objectively, across digital channels and devices. We recorded advances across our business, including mobile, audio and video (which includes CTV) that contributed to strong revenue growth and adjusted earnings before interest, taxes, stock-based compensation, depreciation, and amortization (“Adjusted EBITDA”). Adjusted EBITDA is a financial measure not presented in accordance with generally accepted accounting principles (“GAAP”). For an explanation of management's use of this measure and a reconciliation of net income to Adjusted EBITDA, see Appendix A to this Proxy Statement. Our key business highlights for 2022 were as follows:
•Revenue: Our total revenue grew to $1,578 million, up 32% compared with revenue of $1,196 million in 2021.
•Net Income: Our net income decreased to $53 million, down 62% compared with net income of $138 million in 2021.
•Adjusted EBITDA: Our Adjusted EBITDA grew to $668 million, up 33% compared with Adjusted EBITDA of $503 million in 2021. For an explanation of our management's use of this measure and a reconciliation of net income to Adjusted EBITDA, see Appendix A to this Proxy Statement.
•Continued Share Gain: Our gross spend on the platform was over $7.7 billion, a 25% increase from 2021.
•Continued Omnichannel Growth: Omnichannel solutions remain a strategic focus for us as the industry continues shifting toward transparency and programmatic buying. From the channel perspective, video (including CTV) led our growth, and mobile and audio each experienced double-digit growth on a year-over-year basis.
•Strong Customer Retention: We ended 2022 with over 1,000 active clients and client retention remained over 95% during the fourth quarter, as it has for the previous 36 fiscal quarters.

2022 Executive Compensation Highlights
Based on our overall operating environment and these results, the compensation committee took the following key actions with respect to the compensation of our NEOs for and in connection with 2022:
•Base Salary: Approved annual base salary increases for each of our NEOs, including a base salary increase to $990,000 for our CEO.
•Annual Cash Incentive Awards: Approved annual cash incentive awards of $1,885,455 for our CEO, and $942,727 for each of our other NEOs (excluding Mr. Grayson, who was approved for an annual cash incentive award of $793,208, and Ms. Hulst, who departed the company on July 29, 2022 and was paid in connection with her separation a pro-rated annual cash incentive award of $660,515).
•Long-Term Incentive Compensation: Granted long-term incentive compensation opportunities in the form of time-based restricted stock awards covering our Class A common stock and options to purchase shares of our Class A common stock, with an aggregate grant date fair value of approximately $6.1 million to each of our NEOs (other than our CEO). Our CEO did not receive any long-term incentive compensation in 2022.
•2021 CEO Performance Option: Granted Mr. Green a market-based performance stock option in 2021 to purchase up to 16,000,000 shares of our Class A common stock (at target) if specified goals for the per share price of our Class A common stock (ranging from $90.00 to $340.00 per share) and certain other vesting conditions are satisfied. Assuming achievement of the share price goals, the number of shares otherwise purchasable pursuant to the stock option may be decreased or increased by up to 20% based on the relative total shareholder return (“TSR”) of our Class A common stock compared to the TSR of the Nasdaq-100 Index at each vesting tranche. Our board of directors currently anticipates that this performance stock option will be the exclusive equity award granted to Mr. Green through the performance period for the award, but the board of directors has discretion (but not the obligation) to grant additional equity awards if the board of directors determines such action to be appropriate. No share price goals were achieved in 2022.
Executive Compensation Policies and Practices
We endeavor to maintain sound governance standards consistent with our executive compensation policies and practices. The compensation committee evaluates our executive compensation program on a regular basis to ensure that it is consistent with our short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent. The following summarizes our executive compensation and related policies and practices:

WHAT WE DO		WHAT WE DON’T DO
☑	Maintain an Independent Compensation Committee. The compensation committee consists solely of independent directors.	☒
No Executive Retirement Plans. We do not offer pension arrangements or retirement plans or arrangements to our executive officers that are different from or in addition to those offered to our other employees.

☑
Retain an Independent Compensation Advisor. The compensation committee engaged its own compensation advisor to provide information and analysis with its 2022 compensation review, and other advice on executive compensation independent of management. Other than the services performed for the compensation committee, this advisor performed no other consulting or other services for us in 2022.
☒
Limited Perquisites and Special Health or Welfare Benefits. We provide limited perquisites and health, welfare or other personal benefits to our executive officers, who generally participate in our broad-based company-sponsored health and welfare benefits programs on the same basis as our other full-time, salaried employees.

☑
Annual Executive Compensation Review. The compensation committee conducts an annual review and approval of our compensation strategy, including a review and determination of our compensation peer group used for comparative purposes and a review of our compensation-related risk profile to ensure that our compensation programs do not encourage excessive or inappropriate risk-taking and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on us.
☒
No Stock Option Re-pricing. Our employee stock plan does not permit stock options or stock appreciation rights to be repriced to a lower exercise or strike price without the approval of our stockholders.

☑
Compensation At-Risk. Our executive compensation program is designed so that a significant portion of compensation is “at risk” based on our performance, as well as equity based, to align the interests of our executive officers and stockholders.
		☒	No Post-Employment Tax Payment Reimbursement. We do not provide any tax reimbursement payments (including “gross-ups”) on any severance or change in control payments or benefits.

☑
Use a Pay-for-Performance Philosophy. The majority of our executive officers' compensation is linked to corporate performance; we also structure their target total direct compensation opportunities with a significant long-term equity component, thereby making a substantial portion of each executive officer’s target total direct compensation dependent upon our stock price performance.
		☒	No Hedging or Pledging of Our Equity Securities. We prohibit our executive officers, the members of our board of directors and other employees from hedging or pledging our equity securities.
☑	Stock Ownership Guidelines. We maintain stock ownership guidelines that apply to our executive officers and non-employee members of our board of directors.
☑	Succession Planning. We review the risks associated with our key executive officer positions to ensure adequate succession plans are in place.
Prior Say-on-Pay Vote on Executive Compensation
In setting the form and amount of compensation for our NEOs, the compensation committee also considered the voting results from our most recent non-binding, advisory stockholder vote on the compensation of our NEOs (a “Say-on-Pay vote”) as well as feedback received from stockholders throughout the year. A majority of our stockholders voted to support our 2021 executive compensation program at our 2022 Annual Meeting of Stockholders and did not lead us to make any fundamental changes to our executive compensation program. We intend to conduct our next Say-on-Pay vote on the compensation of our NEOs at the 2025 Annual Meeting of Stockholders. The compensation committee will continue to consider stockholder feedback and the results of Say-on-Pay votes when making compensation decisions for our NEOs in the future.
Executive Compensation Philosophy
Our executive compensation program is guided by our overarching philosophy of paying for demonstrable performance. Consistent with this philosophy, we have designed our executive compensation program to achieve the following primary objectives:
•establish compensation opportunities that are competitive, reward performance and maintain internal equity;
•attract, motivate and retain highly-talented executive officers; and
•align the interests of our executive officers with the interests of our stockholders to drive the creation of sustainable long-term value.
Executive Compensation Program Design
Our current practice is to combine a mixture of compensation elements that balance achievement of our short-term goals with the creation of sustainable long-term stockholder value. We provide short-term annual cash incentive award opportunities which focus on our yearly operating results, and we provide long-term incentive compensation opportunities in the form of equity awards. We do not have a specific policy on the percentage allocation between short-term and long-term incentive compensation elements.
We also believe that the compensation of our CEO should be primarily influenced by our overall financial performance. The compensation committee endeavors to set the compensation of our CEO within a range of compensation provided to similarly-situated chief executive officers of the companies in our compensation peer group, as adjusted by its consideration of the particular factors influencing our performance.
Executive Compensation Governance
Role of the Compensation Committee
The compensation committee reviews and sets the compensation of our executive officers, including our NEOs, and reviews and makes recommendations to our board of directors regarding the compensation of our non-employee directors. The compensation committee also reviews and approves or makes recommendations to our board of directors regarding our incentive compensation and equity-based plans and arrangements, including overseeing and evaluating the compensation plans, policies and practices applicable to our CEO and our other executive officers. The compensation committee retains a compensation consultant (described below) to provide support in its review and assessment of our executive compensation program.
Compensation-Setting Process
The compensation committee reviews the compensation arrangements and determines the target total direct compensation opportunity for our executive officers, including our NEOs. A short-term annual cash incentive award plan for the upcoming fiscal year is adopted prior to the beginning of each year, typically in December. Equity awards are typically granted annually. In 2022, equity awards were granted to our executive officers, including our NEOs (other than our CEO), in April. Base salary adjustments are generally effective at the beginning of January of each year.
The compensation committee does not use a single method or measure in arriving at its compensation decisions. When making its determinations with respect to the amount of each compensation element and approving each compensation element and the target total direct compensation opportunity for our executive officers, the compensation committee considers the following factors:
•our performance against the financial and operational objectives established by the compensation committee and our board of directors;
•each individual executive officer’s skills, experience and qualifications relative to other similarly-situated executives at the companies in our compensation peer group and in selected broad-based compensation surveys;
•the scope of each executive officer’s role compared to other similarly-situated executives at the companies in our compensation peer group and in selected broad-based compensation surveys;
•the performance of each individual executive officer, based on a subjective assessment of his or her contributions to our overall performance, ability to lead his or her business unit or function and work as part of a team, all of which reflect our core values;
•annual compensation parity among our executive officers;
•our financial performance relative to our peers;
•the compensation practices of our compensation peer group and the positioning of each executive officer’s compensation relative to peer company compensation levels and the compensation levels in selected broad-based compensation surveys; and
•the recommendations of our CEO with respect to the compensation of our other executive officers.
These factors provide the framework for compensation decision-making and final decisions regarding the compensation opportunity for each executive officer. No single factor is determinative in setting pay levels, nor was the impact of any factor on the determination of pay levels quantifiable.
Role of Chief Executive Officer
In discharging its responsibilities, the compensation committee works with members of our management, including our CEO. Our management assists the compensation committee by providing information on corporate and individual performance, market compensation data and management's perspective on compensation matters. The compensation committee solicits and reviews our CEO's recommendations and proposals with respect to adjustments to annual cash compensation opportunities, long-term incentive compensation opportunities, program structures and other compensation-related matters for our executive officers (other than with respect to his own compensation).
The compensation committee reviews and discusses these recommendations and proposals with our CEO and considers them as one factor in determining the compensation for our executive officers, including our other NEOs. Our CEO recuses himself from, and is not present during, discussions and decisions regarding his own compensation.
Role of Compensation Consultant
The compensation committee engages an external compensation consultant to assist it by providing information, analysis and other advice relating to our executive compensation program and the decisions resulting from its annual executive compensation review. For 2022, the compensation committee engaged Compensia, Inc., a national compensation consulting firm (“Compensia”), as its compensation consultant to advise on executive compensation matters, including competitive market pay practices for senior executives and with the data analysis and selection of the compensation peer group. For 2022, the scope of Compensia’s engagement included, among other things:
•a review of our compensation philosophy and practices;
•the research, development, review, and updating of our compensation peer group;
•the review and analysis of the compensation for our executive officers, including our CEO and our other NEOs;
•the review of incentive compensation plan design;
•the review and analysis of the compensation for our non-employee directors; and
•support on other ad hoc matters throughout the year.

The terms of Compensia’s engagement include reporting directly to the compensation committee and to the compensation committee chair. Compensia also coordinates with our management for data collection and job matching for our executive officers. The compensation committee has evaluated Compensia’s independence pursuant to the listing standards of the Nasdaq and the relevant SEC rules and has determined that no conflict of interest has arisen as a result of the work performed by Compensia. In addition, the compensation committee evaluates the independence of its other outside advisors to the compensation committee, including outside legal counsel, considering the same independence factors to ensure that their work for the compensation committee does not raise any conflicts of interest.
Competitive Positioning
For purposes of comparing our executive compensation against the competitive market, the compensation committee reviews and considers the compensation levels and practices of a group of peer companies. This compensation peer group consists of advertising technology, software as a service and other technology companies that are similar to us in terms of revenue, profitability, growth and market capitalization.
In 2021, with the assistance of Compensia, the compensation committee reviewed and updated our compensation peer group to reflect our increasing market capitalization and revenue size, and account for acquisitions of peer companies. The companies in this compensation peer group were selected on the basis of their similarity to us, based on the following criteria:
•publicly traded companies headquartered in the United States;
•similar industry and competitive market for talent (advertising, software, Internet software and services, IT consulting and services and research and consulting services);
•similar revenue size within a range of ~0.33x to ~3.0x our last four quarter’s revenue (approximately $300 million to approximately $2.7 billion);
•similar market capitalization within a range of ~0.25x to ~4.0x our market capitalization (approximately $8 billion to approximately $126 billion);
•product and business model similarity;
•high growth (greater than 20% growth over the last four fiscal quarters); and
•high market capitalization to revenue multiple and high market capitalization to EBITDA multiple.

As a result, in July 2021, the compensation committee approved a revised compensation peer group for 2022 consisting of the following companies:

Coupa Software	Shopify
CrowdStrike Holdings	Slack Technologies
Datadog	Snap
DocuSign	Splunk
HubSpot	Twilio
Okta	Twitter
Pinterest	Zendesk
RingCentral	Zoom Video
Roku	Zscaler
The compensation committee uses data drawn from our compensation peer group to evaluate the competitive market when determining the total direct compensation packages for our executive officers, including base salary, target short-term annual cash incentive award opportunities and long-term incentive compensation.
Individual Compensation Elements
In 2022, the principal elements of our executive compensation program, and the purposes for each element, were as follows:

Element	Compensation Element	Objective
Base Salary	Cash	Designed to attract and retain highly talented executives by providing fixed compensation amounts that are competitive in the market and reward performance
Short-Term Annual Cash Incentive Awards	Cash	Designed to motivate our executives to achieve annual business objectives and provide financial incentives when we meet or exceed these annual objectives
Long-Term Incentive Compensation	Equity awards in the form of restricted stock awards covering shares of our Class A common stock and options to purchase shares of Class A common stock	Designed to align the interests of our executives and our stockholders by motivating our executives to create sustainable long-term stockholder value
Base Salary
Base salary represents the fixed portion of the compensation of our executive officers, including our NEOs, and is an important element of compensation intended to attract and retain highly talented individuals.
Using the competitive market data provided by Compensia, the compensation committee reviews and determines appropriate adjustments to the base salaries for each of our executive officers, including our NEOs, as part of its annual executive compensation review. Generally, the compensation committee sets the base salaries of our executive officers with reference to the competitive range of the market median of our compensation peer group and relevant executive compensation survey data, and considers the factors described in “Executive Compensation Governance—Compensation-Setting Process” above.
In January 2022, the compensation committee approved the 2022 annual base salaries for our executive officers, including our NEOs, as follows: $990,000 for Mr. Green and $550,000 for each of Messrs. Grayson, Pickles and Grant, and Ms. Hulst. In making these decisions, the compensation committee considered the factors described in “Executive Compensation Governance—Compensation-Setting Process” above and reviewed data drawn from the compensation peer group as approved in July 2021 and relevant executive compensation survey data. The 2022 annual base salaries for our NEOs were increased relative to their 2021 annual base salaries as follows:

Name and Principal Position	2021 Annual Base Salary ($)	2022 Annual Base Salary ($)
Jeff T. Green	965,000	990,000
Chief Executive Officer
Blake Grayson	535,000	550,000
Chief Financial Officer
David R. Pickles	535,000	550,000
Chief Technology Officer
Jay R. Grant	535,000	550,000
Chief Legal Officer
Michelle E. Hulst(1)	535,000	550,000
Chief Data Officer
(1)Ms. Hulst employment with the company ended on July 29, 2022, and as such, her actual base salary paid in 2022 was $316,438.
The annual base salaries paid to our NEOs for 2022 are set forth in “Information Regarding Compensation of Executive Officers and Directors-2022 Summary Compensation Table.”
Effective as of January 1, 2023, the base salary for Mr. Green was increased to $1,000,000, and the base salaries for each of Messrs. Grayson, Pickles and Grant were increased to $575,000.
Short-Term Annual Cash Incentive Awards
We use a short-term annual cash incentive award plan to motivate our executive officers, including our NEOs, to achieve our key annual business objectives. In July 2021, the compensation committee adopted a short-term annual cash incentive plan for 2022 (the “2022 Cash Incentive Plan”) to provide financial incentives for us to meet or exceed the revenue targets established under our 2022 annual operating plan.
Target Short-Term Annual Cash Incentive Award Opportunities
The target short-term annual cash incentive award opportunities for our executive officers, including our NEOs, were recommended to the compensation committee by our CEO (except with respect to his own target short-term annual cash incentive award opportunity), and approved by the compensation committee. The determination of target short-term annual cash incentive award opportunities was based on the factors described in “Executive Compensation Governance-Compensation-Setting Process” above and a review of data drawn from the compensation peer group as approved in July 2021 and relevant executive compensation survey data.
In January 2022, the compensation committee approved the target short-term annual cash incentive award opportunities for 2022 for our executive officers, including our NEOs. As a percentage of base salary, the target short-term annual cash incentive award opportunities were as follows: 111% for Mr. Green and 100% for Messrs. Grayson, Pickles and Grant, and Ms. Hulst.
Performance Measure
For purposes of the 2022 Cash Incentive Plan, the compensation committee, upon the recommendation of our CEO, selected revenue as the corporate performance measure for determining the annual cash incentive awards for our executive officers, including our NEOs, for the year. The compensation committee selected this performance measure based on its belief that revenue is the financial metric that was most important to our stockholders in 2022.
Cash Incentive Plan Formula

For purposes of the 2022 Cash Incentive Plan, target short-term annual cash incentive award payments were determined based on a bonus factor applied against our actual revenue generated for the year.
The bonus factor for our CEO was set at 0.00224% of revenue if our revenue for the year was at least $1,376 million. The bonus factor increased with each incremental $9.0 million in revenue between $1,376 million and $1,637 million, at which point the bonus factor was set at 0.16435% of final revenue. Our target performance level for 2022 was $1,520 million of revenue, with a bonus factor of 0.07237%, which would result in a target short-term annual cash incentive award payment of $1,100,000 for our CEO (i.e., 111% of annual base salary for Mr. Green).
The bonus factor for each of our other NEOs was set at 0.00112% of revenue if our revenue for the year was at least $1,376 million. The bonus factor increased with each incremental $9.0 million in revenue between $1,376 million and $1,637 million, at which point the bonus factor was set at 0.08217% of final revenue. Our target performance level for 2022 was $1,520 million of revenue, with a bonus factor of 0.03618%, which would result in a target short-term annual cash incentive award payment of $550,000 for each NEO (i.e., 100% of annual base salary for Messrs. Grayson, Pickles, and Grant and Ms. Hulst).
Annual Cash Incentive Award Payments
The actual cash incentive award payments earned by our NEOs under the 2022 Cash Incentive Plan were $1,885,455 for Mr. Green, $942,727 for Messrs. Pickles and Grant, $793,208 for Mr. Grayson and $660,515 for Ms. Hulst, based on $1,578 million of revenue and a bonus factor of 0.1195% and 0.0597% for Mr. Green and the other NEOs, respectively. Ms. Hulst received a cash payment equal to her pro-rated 2022 short-term annual cash incentive award payment in connection with her separation from the company on July 29, 2022. For additional information, see “Information Regarding Compensation of Executive Officers and Directors—Executive Compensation Arrangements — Separation Agreement with Ms. Hulst.” In light of Mr. Grayson’s discretionary bonus in 2020, Mr. Grayson received approval from the compensation committee for a lesser cash incentive award payment of $793,208 in lieu of the $942,727 calculated under the Cash Incentive Plan above. The short-term annual cash incentive award payments were paid to our NEOs in quarterly installments no later than 60 days following the end of the applicable calendar quarter assuming the underlying performance measure had been achieved for that quarter, subject to the NEO’s continued employment through the end of the applicable calendar quarter. The short-term annual cash incentive award payments made to our NEOs for 2022 are set forth in “Information Regarding Compensation of Executive Officers and Directors-2022 Summary Compensation Table.”
Long-Term Incentive Compensation
We view long-term incentive compensation in the form of equity awards as a critical element of our executive compensation program. The realized value of these equity awards bears a direct relationship to our stock price, and, therefore, these awards are an incentive for our executive officers, including our NEOs, to create value for our stockholders. Equity awards also help us retain qualified executive officers in a competitive market.
Long-term incentive compensation opportunities in the form of equity awards are granted by the compensation committee. The amount and forms of such equity awards are determined by the compensation committee after considering the factors described in “Executive Compensation Governance-Compensation-Setting Process” above and reviewing data drawn from the compensation peer group, as approved in July 2021. Equity awards are granted to align management interests with that of our stockholders, as management is only rewarded when there is an increase in stockholder value. Multi-year-vesting is used for such equity awards for retention purposes and to foster long-term alignment with stockholder interests. The amounts of the equity awards are also intended to provide competitively-sized awards and resulting target total direct compensation opportunities at the 75th percentile relative to the competitive market for similar roles and positions for our executive officers as a group, taking into consideration business results, internal equity, experience and individual performance.

2021 CEO Performance Option
In recognition of the pivotal role Mr. Green has played in our growth and success since our founding and our initial public offering, our board of directors approved the grant of a market-based performance stock option (the “Performance Option”) to Mr. Green in October 2021. The Performance Option is a long-term, stockholder-aligned incentive that is intended to provide significant motivation to Mr. Green to continue to concentrate his efforts on building our business in a manner that ensures sustainable long-term valuation creation for our stockholders. To this end, the compensation committee, with the assistance of Compensia, designed the Performance Option such that it will only vest (and become exercisable) if the price per share of our Class A common stock reaches certain ambitious price goals, with the number of shares vesting (and becoming exercisable) for each tranche increased or decreased depending on our Class A common stock’s performance relative to the Nasdaq-100 Index, as further described below. With this design, the Performance Option only vests at ambitious targets where our stockholders have already accrued significant market value after the date of grant.
Under the Performance Option, if pre-established per share stock price targets for our Class A common stock (ranging from $90.00 to $340.00 per share) are achieved and certain other vesting conditions are satisfied, Mr. Green may purchase 16,000,000 shares of our Class A common stock (at target), subject to adjustment as discussed below. The exercise price for the Performance Option is $68.29 per share, which was the closing price of our Class A common stock on October 6, 2021, the grant date of the Performance Option. The number of shares of our Class A common stock otherwise purchasable under each vesting tranche of the Performance Option may be increased or decreased from target by up to 20% based on the relative TSR of our Class A common stock as compared to the TSR of the Nasdaq-100 Index. The resulting number of shares as so adjusted is referred to herein as the “Eligible Option Shares.”
The Performance Option was granted under the Trade Desk, Inc. 2016 Incentive Award Plan (the “2016 Incentive Award Plan”). The shares of our Class A common stock subject to the Performance Option vest and become exercisable in eight tranches over a ten-year term following certification by our board of directors to the extent that the average closing price per share of our Class A common stock on the Nasdaq Global Select Market measured over any 30-consecutive-trading-day period equals or exceeds the applicable per-share stock price target, as set forth in the following table, subject to adjustment for dividends, stock splits, combinations, reorganizations, reclassifications, or similar events (the “Stock Price Achievements”):

		Number of Shares Subject to Performance Option
Vesting Tranche	Stock Price Achievement Vesting Condition ($)	<50th Percentile against Nasdaq‑100 Index	Target Shares(1)	>75th Percentile against Nasdaq‑100 Index
1	90.00	1,600,000	2,000,000	2,400,000
2	115.00	1,600,000	2,000,000	2,400,000
3	145.00	1,600,000	2,000,000	2,400,000
4	185.00	1,600,000	2,000,000	2,400,000
5	225.00	1,600,000	2,000,000	2,400,000
6	260.00	1,600,000	2,000,000	2,400,000
7	300.00	1,600,000	2,000,000	2,400,000
8	340.00	1,600,000	2,000,000	2,400,000
(1) If the applicable Stock Price Achievement falls between the 50th and 75th percentiles of the Nasdaq-100 Index, the number of Eligible Option Shares that will vest (and become exercisable) will be interpolated on a linear basis, as described below.
The number of Target Shares set forth in the table above may be increased or decreased, based on the greatest result of three tests tied to our stock price performance relative to performance of the companies comprising the Nasdaq‑100 Index as of the grant date. The number of Eligible Option Shares that will vest with respect to each Vesting Tranche if the applicable Stock Price Achievement is met will be 2,000,000 shares, with the possibility of an adjustment (either an increase or a decrease) of up to 400,000 shares for each respective Vesting Tranche. If the applicable Stock Price Achievement falls above the 75th percentile of the Nasdaq-100 Index, the number of Eligible Option Shares that will vest will be increased by 400,000 shares. If the applicable Stock Price Achievement falls below the 50th percentile of the Nasdaq-100 Index, the number of Eligible Option Shares that will vest will be decreased by 400,000 shares. If the applicable Stock Price Achievement falls between the 50th and 75th percentiles of the Nasdaq-100 Index, the number of Eligible Option Shares that will vest will be adjusted using linear interpolation between a 0% adjustment (at the 50th percentile) and a +20% adjustment (at the 75th percentile).
For the first four years following the date of grant of the Performance Option, the Eligible Option Shares will vest (and become exercisable) with respect to each Vesting Tranche subject to Mr. Green’s continued service as our CEO as of the applicable vesting date; thereafter, the Eligible Option Shares vest (and become exercisable) with respect to each Vesting Tranche subject to Mr. Green’s continued service as of the applicable vesting date as our CEO or in another role to be determined by our board of directors. In the event of a Change in Control (as defined in the 2016 Incentive Award Plan) that occurs prior to the full vesting of the Performance Option, the number of Eligible Option Shares that will vest will be determined based on the per-share consideration for the Class A common stock received in such Change in Control, as determined by the compensation committee, in accordance with the table above, using linear interpolation in the event such per-share consideration is between the levels in the table above. Any remaining shares will be forfeited as of immediately prior to such Change in Control.
In the event of a Qualifying Termination (as defined in the Performance Stock Option Award Agreement for the Performance Option (the “Award Agreement”)) that occurs prior to the full vesting of the Performance Option, the applicable vesting period will continue for nine months from the date of the Qualifying Termination, with the Eligible Option Shares being eligible to vest in the event the applicable stock price goal is achieved during such extended vesting period, and any remaining unvested shares will be forfeited as of nine months following the Qualifying Termination.
In the event of a termination of employment due to death or disability (as defined in the Award Agreement) that occurs prior to the full vesting of the Performance Option and that occurs on or before the four-year anniversary of the grant date, the number of Eligible Option Shares that will vest will be determined by measuring the Stock Price Achievement through the date of cessation of continued service, and, if such Stock Price Achievement is less than the stock price goal for the lowest unvested tranche but greater than the next lowest tranche, a number of Eligible Option Shares will vest, calculated using linear interpolation between the Stock Price Achievement through the cessation date and the stock price goal of the next lowest tranche (the “Incrementally Achieved Goal”). Any remaining unvested shares, including the remaining unvested shares in the tranche of the Incrementally Achieved Goal, remain eligible for vesting pursuant to the Qualifying Termination provision in the Award Agreement. In the event of a termination of employment due to death or disability (as defined in the Award Agreement) that occurs prior to the full vesting of the Performance Option and after the four-year anniversary of the grant date, the Target Shares for the lowest unvested tranche will fully vest as of the date of cessation, without application of the relative TSR modifier. Any remaining unvested shares remain eligible for vesting pursuant to the Qualifying Termination provision in the Award Agreement, as described above.
In the event of a material restatement of our financial statements during the term of the Performance Option, Eligible Option Shares will be subject to a clawback at the board of directors’ discretion if then-applicable law or the rules or listing standards of the applicable national securities exchange include a clawback provision, Mr. Green knowingly and intentionally engaged in gross misconduct that led to such restatement, and if, as a result of such restatement, one or more Stock Price Achievements was achieved that otherwise would not have been achieved. All shares of our Class A common stock acquired upon exercise of the Eligible Option Shares are subject to a one-year holding period that begins on the date that the related option tranche vested (the “Holding Period”), subject to exceptions for dispositions of shares in connection with an exercise of the Eligible Option Shares solely to cover withholding tax obligations in connection with such exercise and transfers to Mr. Green’s immediate family (as defined in the Award Agreement), for estate planning purposes, or in connection with charitable or philanthropic activities. The term of the applicable Holding Period will continue to apply following such permitted transfers.
The board of directors currently anticipates that the Performance Option will be the exclusive equity award granted to Mr. Green through the performance period for the award, but the board of directors has discretion (but not the obligation) to grant additional equity awards if the board of directors determines such action to be appropriate.
As of the date of this Proxy Statement, 2,400,000 Eligible Option Shares related to Vesting Tranche 1 vested in 2021 based on the achievement of the stock price goals discussed above. No other Stock Price Achievement has occurred.
2022 Equity Awards
In April 2022, the compensation committee determined that the equity awards to be granted to our executive officers, including our NEOs (other than our CEO), should be in the form of time-based restricted stock awards for shares of our Class A common stock (“RSAs”) and options to purchase shares of our Class A common stock (“Stock Options”).
The compensation committee approved a target equity amount of $7 million for Messrs. Grayson, Pickles and Grant, and Ms. Hulst split evenly between RSAs and Stock Options. The quantity of equity awards granted was based on the average closing stock price for a share of our Class A common stock for 45 consecutive trading days ending on, and including, the grant date. Based on this methodology, the following equity awards were granted to these NEOs in 2022: (Messrs. Grayson, Pickles and Grant, and Ms. Hulst), 51,094 shares of restricted Class A common stock and options to purchase

82,508 shares of our Class A common stock, with an aggregate grant-date fair value of $6,087,184. Mr. Green was not granted additional equity awards in light of the grant of the CEO Performance Option in 2021.
The RSAs vest in equal quarterly installments over a four-year period, with 1/16th of the shares subject thereto vesting on August 15, 2022, and 1/16th of the shares subject thereto vesting on each quarterly anniversary thereafter, contingent upon the NEO remaining continuously employed by us through each applicable vesting date.
The stock options vest and become exercisable over a four-year period, with 1/48th of the shares subject thereto vesting on each monthly anniversary of the applicable vesting commencement date, contingent upon the NEO remaining continuously employed by us through each applicable vesting date. The stock options granted to our NEOs are intended to qualify as “incentive stock options” to the maximum extent permitted under the applicable tax regulations.
These equity awards were granted pursuant to the terms and conditions of the 2016 Incentive Award Plan.
The equity awards granted to our NEOs in 2022 are set forth in “Information Regarding Compensation of Executive Officers and Directors-2022 Summary Compensation Table,” and “Information Regarding Compensation of Executive Officers and Directors-2022 Grants of Plan-Based Awards Table.”
Employee Benefits
Our executive officers, including our NEOs, are eligible to receive the same employee benefits that are generally available to all our full-time employees, subject to the satisfaction of certain eligibility requirements. These benefits include health and welfare plans, an Employee Stock Purchase Plan (excluding Mr. Green), and a Section 401(k) retirement savings plan. We match 75% up to 6% of pay contributed to the Section 401(k) retirement savings plan each year. Our executive officers, including our NEOs, are eligible to participate in these plans on the same terms as other full-time employees. In structuring these benefit programs, we seek to provide an aggregate level of benefits that are comparable to those provided by similar companies.
Perquisites and Other Personal Benefits
Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not generally provide perquisites or other personal benefits to our executive officers, including our NEOs, except as generally made available to our employees, or in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executive officers more efficient and effective and for recruitment and retention purposes.
In connection with Mr. Green’s short-term assignment to Hong Kong, we entered into an International Assignment Agreement (the “International Assignment Agreement”), pursuant to which Mr. Green received tax equalization payments in 2022 that were intended to cover additional U.S. federal, state and Hong Kong income taxes associated with assignment-related income. For Mr. Green, the tax equalization payment was $2,214,378, and a one-time income tax “gross-up” bonus in connection with such tax equalization payment, in the amount of $329,614.
In the future, we may provide perquisites or other personal benefits in limited circumstances, such as those described in the preceding paragraph. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the compensation committee.
Other Compensation Policies and Practices
Policies on Hedging and Pledging of Company Securities
Our Insider Trading Compliance Policy prohibits all our employees, including our executive officers, and the non-employee members of our board of directors from engaging in derivative securities transactions, including hedging, with respect to our equity securities and from pledging our equity securities as collateral for a loan or holding our securities in a margin account.
Stock Ownership Guidelines
We maintain stock ownership guidelines to promote share ownership by our executive officers. Under the guidelines, our executive officers are to attain and maintain a minimum share ownership level of our common stock equal to a multiple of his or her base salary within the later of five years of becoming an executive officer, or December 31, 2023, as follows:

Position	Ownership Requirement
Chief Executive Officer	6x Annual Base Salary
Other Executive Officers	1x Annual Base Salary
All of the covered individuals are either in compliance with our stock ownership guidelines or have a period of time remaining to meet the required ownership level.
Clawback Policy
Our board of directors has adopted a compensation recovery (“clawback”) policy, effective as of January 1, 2022, applicable to our executive officers. The clawback policy provides that, in the event of a restatement of our financial statements due to material noncompliance with financial reporting requirements, the administrator of the clawback policy may recover the amount of incentive compensation earned by an executive officer to the extent the amount of such compensation was calculated based on the achievement of certain financial results that were subsequently revised due to the restatement, and the amount of the incentive compensation that would have been earned by such executive officer had the financial results been properly reported would have been lower than the amount actually paid.
Moreover, the Performance Option is subject to a clawback at the discretion of the board of directors if then-applicable law or the rules of the applicable listing exchange include a clawback provision, Mr. Green knowingly and intentionally engaged in gross misconduct that led to a material restatement of our financial statements, and, as a result of such restatement, certain stock price goals were achieved that would not otherwise have been achieved.
Tax and Accounting Considerations
Deductibility of Executive Compensation
Generally, Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) (“Section 162(m)”) disallows a federal income tax deduction for public corporations of remuneration in excess of $1 million paid in any fiscal year to certain specified current and former executive officers. These executive officers include our chief executive officer, chief financial officer, and any employee who is among the three highest compensated executive officers for the taxable year (other than the chief executive officer and chief financial officer), regardless of whether the executive officer is serving at the end of the public company’s taxable year and regardless of whether the executive officer’s compensation is subject to disclosure for the last completed fiscal year under the applicable SEC rules (a “Covered Employee”). In addition, once an individual becomes a Covered Employee for any taxable year beginning after December 31, 2016, that individual will remain a Covered Employee for all future years, including following any termination of employment.
While we may take into account deductibility of compensation when making compensation decisions, our compensation committee believes that stockholder interests are best served if our compensation committee retains maximum flexibility to design executive compensation programs that meet stated business objectives. Therefore, our compensation committee has approved base salaries and other compensation awards for our executive officers that may not be fully deductible because of the deduction limit of Section 162(m) and expects in the future to approve additional compensation that is not deductible for federal income tax purposes.
Accounting for Stock-Based Compensation
We follow the Financial Accounting Standard Board’s Accounting Standards Codification Topic 718 (“ASC Topic 718”) for our stock-based compensation awards. ASC Topic 718 requires us to measure the compensation expense for all share-based payment awards made to our employees and non-employee members of our board of directors, including options to purchase shares of our common stock and other stock awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the executive compensation tables required by the federal securities laws, even though the recipient of the awards may never realize any value from their awards.
Compensation Risk Assessment
Our compensation committee assesses and considers the potential risks associated with the compensation programs for our executive officers and employees. Based upon this assessment, our compensation committee believes that our compensation plans, policies and practices for our NEOs and other employees do not create risks that are reasonably likely to have a material adverse effect on our company.

INFORMATION REGARDING COMPENSATION OF
EXECUTIVE OFFICERS AND NON-EMPLOYEE DIRECTORS
Executive Compensation
This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt in the future may differ materially from the currently planned programs summarized in this discussion.
2022 Summary Compensation Table
The following table sets forth information regarding the total compensation, for services rendered in all capacities, that was paid or awarded to or earned by our NEOs during the fiscal years ended December 31, 2022, 2021 and 2020.

Name and Principal Position	Year	Salary ($)	Bonus ($)(7)	Option Awards ($)(1)(6)	Stock Awards ($)(2)	Non-Equity Incentive Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)(8)
Jeff T. Green	2022	990,000	—	—	—	1,885,455	2,564,581	5,440,036
Chief Executive Officer	2021	965,000	1,000,000	828,384,776	—	2,703,912	1,915,074	834,968,762
	2020	900,000	—	6,460,630	6,460,715	2,095,294	40,221	15,956,860
Blake J. Grayson	2022	550,000	—	3,043,514	3,043,670	793,208	21,570	7,451,962
Chief Financial Officer	2021	535,000	—	2,670,700	2,670,512	1,351,956	22,878	7,251,046
	2020	500,000	149,519	1,615,106	1,614,954	1,047,647	21,092	4,948,318
David R. Pickles	2022	550,000	—	3,043,514	3,043,670	942,727	22,400	7,602,311
Chief Technology Officer	2021	535,000	—	2,670,700	2,670,512	1,351,956	22,488	7,250,656
	2020	500,000	—	1,615,106	1,614,954	1,047,647	22,370	4,800,077
Jay R. Grant	2022	550,000	—	3,043,514	3,043,670	942,727	25,431	7,605,342
Chief Legal Officer	2021	535,000	—	2,670,700	2,670,512	1,351,956	21,716	7,249,884
	2020	105,769	250,000	1,657,698	1,519,714	338,902	1,942	3,874,025
Michelle E. Hulst (5)	2022	316,438	—	3,043,514	3,043,670	660,515	1,166,843	8,230,980
Former Chief Data Officer	2021	531,301	—	2,670,700	2,670,512	1,342,183	22,705	7,237,401
(1)Amounts reported reflect the aggregate full grant-date fair value of the Stock Options granted to our NEOs during 2022, 2021 and 2020, as applicable, calculated in accordance with ASC Topic 718. The aggregate grant-date fair values for the Stock Options was based on the Black-Scholes option valuation methodology, except for the CEO Performance Option that was valued using a Monte Carlo valuation model. Such aggregate grant-date fair values do not take into account any estimated forfeitures related to service-based vesting conditions. Additional information regarding these Stock Options is set forth in the “2022 Grants of Plan-Based Awards Table” and the “2022 Outstanding Equity Awards at Fiscal Year End Table.” For additional information, refer to Notes 2 and 10 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, which was filed with the SEC on February 15, 2023 (the 2022 Annual Report). The amounts reported in this column reflect the accounting cost for the Stock Options and do not correspond to the actual economic value that may be received by our NEOs upon the exercise of the Stock Options.
(2)Amounts reported reflect the aggregate grant-date fair value of the RSAs granted to our NEOs during 2022, 2021 and 2020, as applicable, calculated in accordance with ASC Topic 718. Such aggregate grant-date fair values do not take into account any estimated forfeitures related to service-based vesting conditions and were based on the fair value of our common stock on the date of grant, which was determined as the closing market price per share of our Class A common stock on the date of grant. Additional information regarding these RSAs is set forth in the “2022 Grants of Plan-Based Awards Table” and the “2022 Outstanding Equity Awards at Fiscal Year End Table.” For additional information, refer to Notes 2 and 10 to our audited consolidated financial statements included in our 2022 Annual Report. The amounts reported in this column reflect the accounting cost for the RSAs and do not correspond to the actual economic value that may be received by the NEOs upon the vesting or settlement of the RSAs.
(3)Amounts reported represent cash incentive awards earned by our NEOs under our short-term annual cash incentive award plan. For additional information about the payments made in 2022, see “Compensation Discussion and Analysis—Individual Compensation Elements—Annual Cash Incentive Awards.” In light of Mr. Grayson’s discretionary bonus in 2020, Mr. Grayson received approval from the compensation committee for a lesser incentive compensation payout of $793,208 as compared to $942,727 calculated under the 2022 Cash Incentive Plan as described in “Compensation Discussion and Analysis - Individual Compensation Elements - Annual Cash Incentive Awards.”
(4)Amounts represent our Section 401(k) matching contributions for our NEOs, cell phone and internet allowances, term life insurance and executive health benefits as well as milestone perquisites generally available to our employees. Additionally, for 2022, the amount reported for Ms. Hulst included a payment of $1,100,000 pursuant to the separation terms of our Separation Agreement (as defined below) with Ms. Hulst, $29,201 for COBRA reimbursements and $14,395 of payment related to accrued vacation through the date of termination of employment. For additional information, see “Information Regarding Compensation of Executive Officers and Directors—Executive Compensation Arrangements — Separation Agreement with Ms. Hulst.” Additionally, for 2022 and 2021, the amounts reported include the following items for Mr. Green: (i) a tax equalization payment in connection with the International Assignment Agreement in the amount of $2,214,378 and $1,597,273, respectively, and (ii) an income tax gross up bonus in connection with such tax equalization payment in the amount of $329,614 and $298,486, respectively.
(5)Ms. Hulst employment with us ended on July 29, 2022. Her 2022 annual base salary and short-term annual cash incentive award payment were pro-rated to reflect her separation in 2022.
(6)For 2021, reflects the Performance Option for Mr. Green, which will become exercisable and vested in eight tranches over a ten-year term to the extent that the average closing price per share of the Class A common stock on the Nasdaq Global Select Market measured over any 30-consecutive-trading-day period equals or exceeds the applicable per-share stock price (ranging from $90.00 to $340.00 per share) following certification by our board of directors, subject to adjustment for dividends, stock splits, combinations, reorganizations, reclassifications or similar events. See “Compensation Discussion and Analysis – Individual Compensation Elements - Long-Term Incentive Compensation—CEO Performance Option” above for further information. As permitted pursuant to guidance under Item 402 of Regulation S-K, the amount included for the Performance Option reflects the full grant-date fair value, as adjusted to reflect any reduction in value that is appropriate for the probability that the applicable stock price goals might not be met and the underlying shares not earned.
(7)For 2021, the $1,000,000 bonus to Mr. Green represents a discretionary bonus in addition to the non-equity incentive compensation under our annual cash incentive plan. For 2020, the $149,519 bonus to Mr. Grayson represents a discretionary bonus in addition to the non-equity incentive compensation under our annual cash incentive plan. Mr. Grant received a signing bonus of $250,000 in 2020 in connection with his appointment as our Chief Legal Officer.
(8)For Mr. Green, the $834,968,762 in compensation for 2021 includes the value of the Performance Option for accounting purposes.

2022 Grants of Plan-Based Awards Table
The following table provides information about the plan-based awards granted in 2022 to each of our NEOs.

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards Target	All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock Options and Awards
Name		($)(1)	(#)	(#)	($/Sh)	($)(2)
Jeff T. Green	N/A	1,100,000	—	—	—	—
Blake J. Grayson	N/A	550,000	—	—	—	—
	4/26/2022	—	51,094	—	—	3,043,670
	4/26/2022	—	—	82,508	59.57	3,043,514
David R. Pickles	N/A	550,000	—	—	—	—
	4/26/2022	—	51,094	—	—	3,043,670
	4/26/2022	—	—	82,508	59.57	3,043,514
Jay R. Grant	N/A	550,000	—	—	—	—
	4/26/2022	—	51,094	—	—	3,043,670
	4/26/2022	—	—	82,508	59.57	3,043,514
Michelle E. Hulst	N/A	550,000	—	—	—	—
	4/26/2022	—	51,094	—	—	3,043,670
	4/26/2022	—	—	82,508	59.57	3,043,514

(1)Amount reported represents the potential target short-term annual cash incentive award opportunity under our 2022 Cash Incentive Plan. No threshold or maximum payouts were established under our 2022 Cash Incentive Plan, and accordingly, the sub-columns Threshold ($) and Maximum ($) are not applicable and have not been presented. Additional information regarding the 2022 Cash Incentive Plan is set forth in “Compensation Discussion and Analysis - Individual Compensation Elements - Annual Cash Incentive Awards” above.
(2)Amounts reported represent the aggregate grant-date fair values of the equity awards calculated in accordance with ASC Topic 718. All equity awards were granted under the 2016 Incentive Award Plan. The aggregate grant-date fair value for the RSAs was based on the fair value of our common stock on the date of grant, which was determined as the closing market price per share of our Class A common stock on the date of grant. The aggregate grant-date fair value for the Stock Options was based on the Black-Scholes option valuation methodology. This calculation is performed for accounting purposes and reported in the table. However, our NEOs may never realize any value from their equity awards. For additional information, refer to Notes 2 and 10 to our audited consolidated financial statements included in our 2022 Annual Report.

2022 Outstanding Equity Awards at Fiscal Year-End Table
The following table summarizes the number of shares of common stock underlying outstanding equity awards for each NEO as of December 31, 2022. The equity awards below are subject certain vesting acceleration provisions as provided in the applicable NEO’s employment agreement, as discussed in “Executive Compensation Arrangements” and “Potential Payments Upon Termination or Change in Control Table.”

				Option Awards							Stock Awards
Name	Grant Date		Vesting Commence- ment Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Jeff T. Green	12/1/2018	(4)	12/1/2018	70,650	—				14.245	12/1/2028	—		—
	12/9/2019	(4)	12/9/2019	42,400	68,650	(5)			24.949	12/9/2029	38,650	(6)	1,732,680
	12/9/2019	(4)	12/9/2022	—	4,000	(7)			27.444	12/9/2024	—		—
	5/15/2020	(4)	5/15/2020	64,880	134,530	(8)			30.001	5/15/2030	80,760	(9)	3,620,471
	5/15/2020	(4)	12/15/2023	—	3,330	(10)			33.001	5/15/2025	—		—
	4/29/2021	(4)	4/29/2021	90,420	125,300	(11)			74.898	4/29/2031	—		—
	4/29/2021	(4)	12/29/2024	—	1,330	(12)			82.388	4/29/2026	—		—
	10/6/2021	(4)	10/6/2021	2,400,000	—		16,800,000	(13)	68.290	10/6/2031	—		—
Blake J. Grayson	12/27/2019	(4)	12/16/2019	64,396	60,950	(14)			27.235	12/27/2029	44,690	(6)	2,003,453
	12/27/2019	(4)	12/16/2019	20,464	22,750	(15)			27.235	12/27/2029	—		—
	5/15/2020	(4)	5/15/2020	21,854	34,400	(15)			30.001	5/15/2030	20,190	(9)	905,118
	4/28/2021	(4)	4/28/2021	16,630	35,800	(15)			74.637	4/28/2031	22,370	(16)	1,002,847
	4/26/2022	(4)	4/26/2022	13,751	68,757	(15)			59.570	4/26/2032	44,708	(17)	2,004,260
David R. Pickles	2/8/2013	(2)	10/17/2012	288,500	—				0.017	2/7/2023	—		—
	1/20/2015	(2)	1/20/2015	801,780	—				0.082	1/19/2025	—		—
	12/9/2015	(3)	1/1/2016	434,810	—				0.336	12/8/2025	—		—
	12/1/2017	(4)	12/1/2017	17,620	—				4.800	12/1/2027	—		—
	12/1/2018	(4)	12/1/2018	51,250	—				14.245	12/1/2028	—		—
	12/1/2019	(4)	12/1/2019	28,800	24,700	(15)			26.334	12/1/2029	13,160	(6)	589,963
	5/15/2020	(4)	5/15/2020	30,350	34,400	(15)			30.001	5/15/2030	20,190	(9)	905,118
	4/28/2021	(4)	4/28/2021	25,570	35,800	(15)			74.637	4/28/2031	22,370	(16)	1,002,847
	4/26/2022	(4)	4/26/2022	13,751	68,757	(15)			59.570	4/26/2032	44,708	(17)	2,004,260
Jay Grant	10/5/2020	(4)	10/5/2020	26,640	22,560	(14)			57.391	10/5/2030	13,240	(18)	593,549
	4/28/2021	(4)	4/28/2021	25,570	35,800	(15)			74.637	4/28/2031	22,370	(16)	1,002,847
	4/26/2022	(4)	4/26/2022	13,751	68,757	(15)			59.570	4/26/2032	44,708	(17)	2,004,260

(1)Market value based upon the closing price of a share of our Class A common stock on December 30, 2022 (which was the last trading date in 2022).
(2)Award granted under The Trade Desk, Inc. 2010 Stock Plan.
(3)Award granted under The Trade Desk, Inc. 2015 Equity Incentive Plan.
(4)Award granted under the 2016 Incentive Award Plan.
(5)Represents a stock option that vests and becomes exercisable as follows: (1) with respect to 217,950 of the shares of Class A common stock subject to the option (the 2019 NSO Tranche I Shares), one-thirty-sixth (1/36th) of the 2019 NSO Tranche I Shares shall vest and become exercisable on each of the first thirty-six (36) monthly anniversaries of the Vesting Commencement Date (rounded down to the nearest 2019 NSO Tranche I Share on each vesting date that occurs during any calendar year until the last vesting date to occur during such calendar year, with any remaining shares that would have otherwise vested during such calendar year vesting on such last vesting date, such that the option will vest and become exercisable with respect to a total of 72,650 2019 NSO Tranche I Shares during each of calendar years 2020, 2021 and 2022), and (2) with respect to 68,650 of the shares of Class A common stock subject to the option (the 2019 NSO Tranche II Shares), one-twelfth (1/12th) of the 2019 NSO Tranche II Shares shall vest and become exercisable on each monthly anniversary of the Vesting Commencement Date commencing on the thirty-seventh (37th) monthly anniversary of the Vesting Commencement Date and continuing through and including the forty-eighth (48th) monthly anniversary of the Vesting Commencement Date (rounded down to the nearest 2019 NSO Tranche II Share until the last vesting date), in each case, subject to Mr. Green’s continued employment through the applicable vesting date.

(6)Represents RSAs vesting with respect to 25% of the shares subject thereto on each of the first four anniversaries of the vesting commencement date, subject to the applicable NEOs continued employment through the applicable vesting date.
(7)Represents a stock option that vests and becomes exercisable with respect to one-twelfth (1/12th) of the shares of Class A common stock subject thereto on each monthly anniversary of the vesting commencement date (rounded down to the nearest share until the last vesting date), in each case, subject to Mr. Green’s continued employment through the applicable vesting date.
(8)Represents a stock option that vests and becomes exercisable as follows: (1) with respect to 291,830 of the shares of Class A common stock subject to the option (the “2020 NSO Tranche I Shares”), one-thirty-sixth (1/36th) of the 2020 NSO Tranche I Shares shall vest and become exercisable on each of the first thirty-six (36) monthly anniversaries of the Vesting Commencement Date (rounded down to the nearest 2020 NSO Tranche I Share on each vesting date that occurs during any twelve month period until the last vesting date to occur during such twelve month period, with any remaining shares that would have otherwise vested during such twelve month period vesting on such last vesting date, such that the option will vest and become exercisable with respect to a total of 97,270, 97,280 and 97,280 2020 NSO Tranche I Shares during each of the twelve month periods ending May 15, 2021, 2022 and 2023, respectively), (2) with respect to 56,700 of the shares of Class A common stock subject to the option (the “2020 NSO Tranche II Shares”), one-seventh (1/7th) of the 2020 NSO Tranche II Shares shall vest and become exercisable on each monthly anniversary of the Vesting Commencement Date commencing on the thirty-seventh (37th) monthly anniversary of the Vesting Commencement Date and continuing through and including the forty-third (43rd) monthly anniversary of the Vesting Commencement Date, and (3) with respect to 37,250 of the shares of Class A common stock subject to the option (the “2020 NSO Tranche III Shares”), 7,440 of the 2020 NSO Tranche III Shares shall vest and become exercisable on each monthly anniversary of the Vesting Commencement Date commencing on the forty-fourth (44th) monthly anniversary of the Vesting Commencement Date and continuing through and including the forty-seventh (47th) monthly anniversary of the Vesting Commencement Date and 7,490 of the 2020 NSO Tranche III Shares shall vest and become exercisable on the forty-eighth (48th) monthly anniversary of the Vesting Commencement Date, in each case, subject to Mr. Green’s continued employment through the applicable vesting date.
(9)Represents RSAs vesting with respect to one-sixteenth (1/16th) of the shares subject thereto on each quarterly anniversary of the vesting commencement date, subject to the applicable NEOs continued employment through the applicable vesting date.
(10)Represents a stock option that vests and becomes exercisable with respect to one-fifth (1/5th) of the shares of Class A common stock subject thereto on each monthly anniversary of the vesting commencement date (rounded down to the nearest share until the last vesting date), in each case, subject to Mr. Green’s continued employment through the applicable vesting date.
(11)Represents a stock option that vests and becomes exercisable as follows: (1) with respect to 162,780 of the shares of Class A common stock subject to the option (the 2021 NSO Tranche I Shares), one-thirty-sixth (1/36th) of the 2021 NSO Tranche I Shares shall vest and become exercisable on each of the first thirty-six (36) monthly anniversaries of the Vesting Commencement Date (rounded down to the nearest 2021 NSO Tranche I Share on each vesting date that occurs during any twelve month period until the last vesting date to occur during such twelve month period, with any remaining shares that would have otherwise vested during such twelve month period vesting on such last vesting date, such that the option will vest and become exercisable with respect to a total of 54,260 2021 NSO Tranche I Shares during each of the twelve month periods ending April 29, 2022, 2023 and 2024, respectively), (2) with respect to 36,160 of the shares of Class A common stock subject to the option (the 2021 NSO Tranche II Shares), one-eighth (1/8th) of the 2021 NSO Tranche II Shares shall vest and become exercisable on each monthly anniversary of the Vesting Commencement Date commencing on the thirty-seventh (37th) monthly anniversary of the Vesting Commencement Date and continuing through and including the forty-fourth (44th) monthly anniversary of the Vesting Commencement Date, and (3) with respect to 16,780 of the shares subject to the option (the 2021 NSO Tranche III Shares), 4,190 of the 2021 NSO Tranche III Shares shall vest and become exercisable on each monthly anniversary of the Vesting Commencement Date commencing on the forty-fifth (45th) monthly anniversary of the Vesting Commencement Date and continuing through and including the forty-seventh (47th) monthly anniversary of the Vesting Commencement Date and 4,210 of the 2021 NSO Tranche III Shares shall vest and become exercisable on the forty-eighth (48th) monthly anniversary of the Vesting Commencement Date, in each case, subject to Mr. Green’s continued employment through the applicable vesting date.
(12)Represents a stock option that vests and becomes exercisable with respect to one-fourth (1/4th) of the shares of Class A common stock subject thereto on each monthly anniversary of the vesting commencement date (rounded down to the nearest share until the last vesting date), in each case, subject to Mr. Green’s continued employment through the applicable vesting date.
(13)Represents the Performance Option. In December 2021, 2,400,000 shares of our Class A common stock subject to the Performance Option vested as a result of the achievement of the first stock price tranche and achievement of our stock price compared to the Nasdaq-100 Index at more than the 75th percentile. See footnotes 1 and 6 in “2022 Summary Compensation Table” and “Compensation Discussion and Analysis – Individual Compensation Elements - Long-Term

Incentive Compensation—CEO Performance Option” for further discussion, including the valuation assumptions and vesting schedule.
(14)Represents stock options vesting with respect to one-fourth of the shares of Class A common stock subject thereto on the first anniversary of the vesting commencement date and with respect to one-forty-eighth (1/48th) of the shares of Class A common stock subject thereto on each monthly anniversary of the vesting commencement date thereafter, subject to the applicable NEOs continued employment through the applicable vesting date.
(15)Represents stock options vesting with respect to one-forty-eighth (1/48th) of the shares of Class A common stock subject thereto on each monthly anniversary of the vesting commencement date, subject to the applicable NEOs continued employment through the applicable vesting date.
(16)Represents RSAs vesting with respect to one-sixteenth (1/16th) of the shares subject thereto on August 15, 2021, and the remainder of the shares subject thereto vesting ratably over fifteen (15) quarters on each quarterly anniversary thereafter, subject to the applicable NEOs continued employment through the applicable vesting date.
(17)Represents RSAs vesting with respect to one-sixteenth (1/16th) of the shares subject thereto on August 15, 2022, and the remainder of the shares subject thereto vesting ratably over fifteen (15) quarters on each quarterly anniversary thereafter, subject to the applicable NEOs continued employment through the applicable vesting date.
(18)Represents RSAs vesting with respect to one-fourth (1/4th) of the shares subject thereto on November 15, 2021, and the remainder of the shares subject thereto vesting ratably over twelve (12) quarters on each quarterly anniversary thereafter, subject to the applicable NEOs continued employment through the applicable vesting date.
2022 Option Exercises and Stock Vested Table
The following table sets forth information with respect to our NEOs concerning the exercise of stock options and vesting of stock awards during the year ended December 31, 2022.

	Option Exercises		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Jeff T. Green	1,165,330	51,659,239	160,280	8,885,455
Blake Grayson	8,596	408,748	73,436	3,936,295
David R. Pickles	0	—	65,226	3,767,298
Jay R. Grant	—	—	21,946	1,428,400
Michelle E. Hulst	60,543	1,311,208	35,613	1,763,926

(1)Based upon the closing price of a share of our Class A common stock on the date of exercise, which ranged from $43.75 to $80.91 per share, less the exercise price of the associated stock option multiplied by the number of shares of our Class A common stock exercised.
(2)Based upon the closing price of a share of our Class A common stock on the date of vesting, which ranged from $45.00 to $80.52 per share, multiplied by the number of shares of our Class A common stock that vested.
Executive Compensation Arrangements
Current Executive Employment Agreements
We have entered into executive employment agreements with our CEO and each of our other NEOs that provide for “at will” employment, meaning that either we or the NEO may terminate the employment relationship at any time without cause.
Employment Agreement with Mr. Green
Mr. Green’s base salary under his 2017 employment agreement is subject to annual review and adjustment by our board of directors and was $990,000 for 2022. Mr. Green was eligible to earn an annual short-term cash incentive award with a target amount equal to 111% of his base salary for 2022, which was payable in quarterly installments within sixty (60) days after the end of each calendar quarter. Mr. Green is also eligible to participate in the employee benefit plans available to our employees, apart from the ESPP, subject to the terms of those plans.

Mr. Green’s 2017 employment agreement provides that, in the event that his employment is terminated by us without “cause” (as defined in his employment agreement) or Mr. Green resigns for “good reason” (as defined in his employment agreement), in either case, subject to the execution and effectiveness of a separation agreement, including a general release of claims in our favor, he will be entitled to receive (i) an amount equal to 1.5 times the sum of (x) his then-current base salary and (y) his target annual cash incentive bonus for the year of termination; (ii) a pro-rated annual cash incentive bonus based on actual company performance through the date of termination; (iii) acceleration of all time-based equity awards held by Mr. Green in which he would have vested if he had remained employed for an additional eighteen (18) months (for the treatment of Mr. Green’s Performance Option in connection with certain qualifying terminations of employment, please see “Compensation Discussion and Analysis – Individual Compensation Elements - Long-Term Incentive Compensation - CEO Performance Option”); and (iv) if he is participating in our group health plan immediately prior to his termination, a monthly cash payment until the earlier of eighteen (18) months following termination or the end of Mr. Green’s COBRA health continuation period in an amount equal to the amount that we would have made to provide health insurance to him had he remained employed with us.
In lieu of the payments and benefits described in the preceding paragraph, in the event that Mr. Green’s employment is terminated by us without cause or Mr. Green resigns for good reason, in either case within three months prior to or twenty-four (24) months following a “change in control” (as defined in his employment agreement), subject to the execution and effectiveness of a separation agreement, including a general release of claims in our favor, he will be entitled to receive (i) a lump sum cash payment equal to 3.0 times the sum of (x) his then-current base salary (or his base salary in effect immediately prior to the change in control, if higher) and (y) his target annual cash incentive bonus; (ii) a pro-rated annual cash incentive bonus based on target company performance through the date of termination; (iii) full acceleration of all time-based equity awards held by Mr. Green (for the treatment of Mr. Green’s Performance Option in connection with a Change in Control, please see “Compensation Discussion and Analysis – Individual Compensation Elements - Long-Term Incentive Compensation-CEO Performance Option”); and (iv) if he is participating in our group health plan immediately prior to his termination, a lump sum cash payment equal to the amount that we would have made to provide health insurance to him had he remained employed with us for an additional thirty-six (36) months.
In addition, Mr. Green remains bound by certain restrictive covenants, including non-competition and non-solicitation provisions, which have been incorporated by reference into the 2017 employment agreement from his prior employment agreement. These restrictive covenants apply during the term of Mr. Green’s employment and for one year thereafter. The payments and benefits provided to Mr. Green in connection with a change in control may not be eligible for a federal income tax deduction by us pursuant to Section 280G of the Code. These payments and benefits may also subject Mr. Green to an excise tax under Section 4999 of the Code. If the payments or benefits payable to Mr. Green in connection with a change in control would be subject to the excise tax imposed under Section 4999 of the Code, then those payments or benefits will be reduced if such reduction would result in a higher net after-tax benefit to Mr. Green.
In connection with the Performance Option, on October 6, 2021, we entered into an Amendment No. 1 to the Employment Agreement with Mr. Green, which amended his 2017 employment agreement to, among other things, modify the terms “cause” and “good reason” to have the respective meaning applicable to the Performance Option.
Employment Agreements with each of Messrs. Grayson, Pickles and Grant
The base salary under each of the employment agreements for our NEOs is subject to annual review and adjustment and was $550,000 for 2022. Each NEO was eligible to earn an annual short-term cash incentive award with a target amount equal to 100% of his base salary, which was payable in quarterly installments within sixty (60) days after the end of each calendar quarter. Each NEO is also eligible to participate in the employee benefit plans available to our employees, subject to the terms of those plans.
The employment agreements for each of Messrs. Grayson, Pickles and Grant provides that in the event that his employment is terminated by us without “cause” (as defined in the respective employment agreement) or such NEO resigns for “good reason” (as defined in the respective employment agreement), in either case subject to the execution and effectiveness of a separation agreement, including a general release of claims in our favor, the NEO will be entitled to receive (i) an amount equal to the sum of (x) his current base salary and (y) his target annual cash incentive bonus for the year of termination; (ii) a pro-rated annual cash incentive bonus based on actual company performance through the date of termination; (iii) acceleration of all time-based equity awards held by the NEO in which such NEO would have vested if he had remained employed for an additional twelve (12) months; and (iv) if the NEO is participating in our group health plan immediately prior to his termination, a monthly cash payment until the earlier of twelve (12) months following termination or the end of the respective COBRA health continuation period in an amount equal to the amount that we would have made to provide health insurance to such NEO had he remained employed with us.
In lieu of the payments and benefits described in the preceding paragraph, in the event that the employment of Messrs. Grayson, Pickles or Grant is terminated by us without cause or any such NEO resigns for good reason, in either case within three months prior to or twenty-four (24) months following a “change in control” (as defined in the respective employment agreement), subject to the execution and effectiveness of a separation agreement, including a general release of claims in our favor, the applicable NEO will be entitled to receive (i) a lump sum cash payment equal to 2.0 times the sum of (x) his then-current base salary (or his base salary in effect immediately prior to the change in control, if higher) and (y) his target annual cash incentive bonus; (ii) a pro-rated annual cash incentive bonus based on target company performance through the date of termination; (iii) full acceleration of all time-based equity awards held by the NEO; and (iv) if the NEO is participating in our group health plan immediately prior to his termination, a lump sum cash payment equal to an amount that we would have made to provide health insurance to him had he remained employed with us for an additional twenty-four (24) months.
In addition, each of Messrs. Grayson, Pickles and Grant remains bound by certain restrictive covenants, including non-competition and non-solicitation provisions, which have been incorporated by reference into the respective employment agreement from each such NEO’s prior employment agreement. These restrictive covenants apply during the term of the NEO’s employment and for one year thereafter. The payments and benefits provided to each of Messrs. Grayson, Pickles and Grant in connection with a change in control may not be eligible for a federal income tax deduction by us pursuant to Section 280G of the Code. These payments and benefits may also subject each of Messrs. Grayson, Pickles and Grant to an excise tax under Section 4999 of the Code. If the payments or benefits payable to each of Messrs. Grayson, Pickles and Grant in connection with a change in control would be subject to the excise tax imposed under Section 4999 of the Code, then those payments or benefits will be reduced if such reduction would result in a higher net after-tax benefit to the impacted NEO.
Separation Agreement with Ms. Hulst
On July 26, 2022, we entered into a separation agreement and release with Ms. Hulst (the “Separation Agreement”) effective July 29, 2022, pursuant to her departure from her position as our Chief Data Officer and agreement to the receipt of separation benefits pursuant to the terms of her January 2021 employment agreement with us. Accordingly, Ms. Hulst received the following, subject to execution and effectiveness of a release and waiver of claims in our favor: (i) one year of her 2022 annual base salary plus her 2022 target annual incentive compensation in the amount of $1,100,000, (ii) her 2022 annual cash incentive compensation based on actual achievement of performance objectives, including a prorated portion related to achievement in the third quarter of 2022, totaling $660,515, (iii) one year of COBRA premiums in the amount of $29,201, (iv) $14,395 of payment related to accrued vacation through the date of termination of employment and (v) one year equity acceleration of unvested restricted stock awards and option awards held by Ms. Hulst as if Ms. Hulst had remained an employee through July 29, 2023, which resulted in an original grant date fair value acceleration of $3,393,373 that was recognized in the year ended December 31, 2022.
Potential Payments Upon Termination or Change in Control Table
Excluding the potential payments associated with the Performance Option, the following table shows the potential payments and benefits to be received by our NEOs upon a termination of employment without cause or for good reason and upon a termination of employment without cause or for good reason in connection with a change in control of the company (assuming in such change in control all outstanding awards are assumed, substituted or continued by the successor entity), except for Ms. Hulst, whose employment terminated with us on July 29, 2022 (so the payments listed below represent the actual payments made to her pursuant to her Separation Agreement described above). Potential payments associated with the Performance Option are described in footnote 4 of the following table. The types of events constituting cause, good reason and change in control may differ in some respects among the different arrangements providing for payments and benefits to the NEOs; however, for consistency in presentation, our executive compensation arrangements have been grouped together based on these concepts without regard for any such differences. Our NEOs are not entitled to any payments and benefits if their employment is terminated for cause or they resign without good reason, retire, or, except for the Performance Option, are terminated due to death or disability. Except for the Performance Option, we do not have any agreements or other arrangements with our NEOs that provide for payments and benefits solely upon a change in control of the company without an accompanying termination of employment. The table below summarizes the payments and benefits available to each NEO under various termination scenarios, assuming the separation from service was on December 31, 2022 (except for Ms. Hulst, whose employment terminated in July 2022). The value of vested equity for continuing executive officers is based on the closing price of a share of our Class A common stock on December 30, 2022 (the last trading day in 2022), which was $44.83 per share (except for Ms. Hulst, whose equity value represents an original grant date fair value acceleration).

Name and Termination / Change in Control Scenario	Cash Severance Payment ($)(1)	Equity Awards ($)		Benefits ($)(2)	Total Payout ($)(3)
Jeff T. Green(4)
Without Cause or Resignation for Good Reason (No Change in Control)	3,135,000	8,821,861	(5)	151,724	12,108,585
Without Cause or Resignation for Good Reason (Change in Control)	6,270,000	8,821,861	(6)	189,216	15,281,077

Blake J. Grayson
Without Cause or Resignation for Good Reason (No Change in Control)	1,100,000	5,413,501	(5)	55,869	6,569,370
Without Cause or Resignation for Good Reason (Change in Control)	2,200,000	7,898,496	(6)	80,864	10,179,360

David R. Pickles
Without Cause or Resignation for Good Reason (No Change in Control)	1,100,000	2,984,161	(5)	88,457	4,172,618
Without Cause or Resignation for Good Reason (Change in Control)	2,200,000	5,469,156	(6)	113,452	7,782,608

Jay R. Grant
Without Cause or Resignation for Good Reason (No Change in Control)	1,100,000	1,270,662	(5)	82,111	2,452,773
Without Cause or Resignation for Good Reason (Change in Control)	2,200,000	3,600,656	(6)	107,106	5,907,762

Michelle E. Hulst
Without Cause or Resignation for Good Reason (No Change in Control)	1,760,515	3,393,373	(5)	43,596	5,197,484

(1)Reflects the aggregate amount of cash severance payable to each NEO based on a multiple of base salary and target annual short-term cash incentive compensation as of 2022 pursuant to the terms of the respective NEO’s employment agreement, as described above. Except for Ms. Hulst, does not include pro-rated bonus that the NEO would have been entitled to, since on December 31, 2022, the full annual bonus, which is shown in the “2022 Summary Compensation Table,” was earned. For Ms. Hulst, includes a pro-rated portion of the annual bonus she earned in 2022 through her termination date.
(2)Represents the estimated value of unused accrued vacation and the continuation of health benefits that each NEO would have been entitled to receive upon a termination of employment as of December 31, 2022, as based on actual 2022 premiums and the terms of the respective NEO’s employment agreement, as described above. For Ms. Hulst, includes actual final payment of accrued vacation and continuation of health benefits of $14,395 and $29,201, respectively.
(3)The respective employment agreement for each NEO includes a modified cutback provision, such that if any severance payments or benefits would constitute a parachute payment and would be subject to the excise tax imposed by Section 4999 of the Code, the aggregate benefits will either be delivered in full or delivered in a lesser amount that would result in no portion of the aggregate benefits being subject to the excise tax, whichever results in the receipt by the NEO of the greatest amount of aggregate benefits on an after-tax basis. For purposes of the table set forth above, it has been assumed that the payments and benefits will not be reduced pursuant to the preceding sentence and, accordingly, include the full value of such payments and benefits.
(4)The amounts in the table above exclude any potential payment to Mr. Green for the Performance Option. Pursuant to the Award Agreement, Mr. Green is entitled to payment in the event of a Qualifying Termination or a Change in Control. The terms that govern the number of shares that may vest under each scenario are described in “CEO Performance Option” in the “Compensation Discussion and Analysis – Individual Compensation Elements - Long-Term Incentive Compensation” section above. In the event that a Qualifying Termination (other than a termination due to death or disability) occurred on December 31, 2022 (the last trading day of the year), assuming no further stock price achievement goals were met over the nine-month period following the date of the Qualifying Termination, Mr. Green would not have received any additional payment or benefit pursuant to the Award Agreement. In the event that a Change in Control or a termination of employment due to death or disability (each as defined in the Award Agreement) occurred on December 31, 2022, Mr. Green would not have received any additional payment or benefit pursuant to the Award Agreement. The actual amount of payments or benefits that may be received by Mr. Green can only be determined at the time of a Change in Control or a Qualifying Termination.
(5)Represents the value of equity award vesting accelerated by an additional 18 months for Mr. Green and by 12 months for our other NEOs.
(6)Represents the value of full acceleration of equity award vesting.

Equity Compensation Plan Information
The following table summarizes information about our equity compensation plans as of December 31, 2022, which included The Trade Desk, Inc. 2010 Stock Plan, The Trade Desk, Inc. 2015 Equity Incentive Plan, The Trade Desk, Inc. 2016 Incentive Award Plan and the Trade Desk, Inc. 2016 Employee Stock Purchase Plan.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (#)(1)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights ($)(1)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) ($)(2)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	42,792,710	46.70	79,831,429
Equity compensation plans not approved by security holders	—	—	—
Totals	42,792,710	46.70	79,831,429

(1)Includes 34,617,798 shares issuable upon the exercise of outstanding options with a weighted-average exercise price of $46.70 and 8,174,912 shares issuable upon the vesting of outstanding restricted stock units. The weighted-average exercise price in column (b) is calculated solely based on outstanding stock options and does not include (i) purchase rights accruing under the 2016 Employee Stock Purchase Plan because the purchase right (and therefore the number of shares to be purchased) will not be determined until the end of the purchase period or (ii) restricted stock units because restricted stock units do not have an exercise price.
(2)Consists of shares available for future issuance under our 2016 Incentive Award Plan and 2016 Employee Stock Purchase Plan. As of December 31, 2022, 69,029,331 shares of Class A common stock were available for issuance under the 2016 Incentive Award Plan and 10,802,098 shares of Class A common stock were available for issuance under the 2016 Employee Stock Purchase Plan (which includes shares subject to purchase during the current purchase period, which commenced on November 16, 2022, and the exact number of which will not be known until the end of the purchase period on May 15, 2023. Subject to the number of shares remaining in the share reserve, the maximum number of shares purchasable by any participant on any one purchase date for any purchase period, including the current period, may not exceed 1,477). The number of shares reserved for issuance or transfer pursuant to awards under the 2016 Incentive Award Plan will be increased annually on the first day of each calendar year beginning in 2017 and ending in 2026, by that number of shares equal to the lesser of (i) 4% of the shares of Class A common stock outstanding (on an as-converted basis) on the final day of the immediately preceding calendar year and (ii) such smaller number of shares as determined by our board of directors. The number of shares that may be issued pursuant to rights granted under the 2016 Employee Stock Purchase Plan will be increased annually on the first day of each calendar year beginning in 2017 and ending in 2026, by that number of shares equal to the least of (i) 8,000,000 shares, (ii) 1% of the shares of Class A common stock outstanding on the final day of the immediately preceding calendar year and (iii) such smaller number of shares as determined by our board of directors. On January 1, 2023, the number of shares of Class A common stock authorized for grant under the 2016 Incentive Award Plan and 2016 Employee Stock Purchase Plan was increased by 19,618,723 shares and 4,464,555 shares, respectively, in accordance with such provisions. Awards previously granted under our equity compensation plans that are forfeited, cancelled or otherwise terminated (other than by exercise) will also be added to the share reserve of the 2016 Incentive Award Plan. For additional information, refer to Notes 2 and 10 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, which was filed with the SEC on February 15, 2023.

The Trade Desk, Inc. 2016 Incentive Award Plan and the Trade Desk, Inc. 2016 Employee Stock Purchase Plan have ten year lives from their adoption in connection with our initial public offering in 2016. As a result, we intend to consider our alternatives to amend each plan to extend the useful lives of the plans before their initial ten year terms expire.

CEO Pay Ratio
In determining the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all our employees (excluding our CEO), we selected December 31, 2022 as the determination date for identifying the median employee for purposes of this disclosure. We are using a different median employee from the person that was identified in the preparation of our pay ratio disclosure for 2021 since we experienced a significant increase in our employee population compared to December 31, 2021. We selected annual total direct compensation as our consistently applied compensation measure, which we calculated as cash compensation from base wages, actual bonuses and commissions, and the grant-date fair value of equity awards granted to our employees in 2022. Compensation was annualized for our employees who were hired in 2022 and for employees on an unpaid leave of absence in 2022. Compensation for international employees was converted to U.S. dollar equivalents using month-end exchange rates and no cost-of-living adjustments were made.
Once the median employee was identified based on this approach, we calculated the median employee’s annual total compensation in accordance with the requirements of the Summary Compensation Table. Our median employee’s annual total compensation for 2022 was $213,742. Our CEO’s annual total compensation for 2022 was $5,440,036 as reported in the “2022 Summary Compensation Table.” Therefore, our CEO to median employee pay ratio was 25:1 for 2022. This ratio is a reasonable estimate calculated in a manner consistent with SEC rules.
This information is being provided for compliance purposes. Neither the compensation committee nor management used the pay ratio measure in making compensation decisions.

Pay Versus Performance
The following table sets forth information regarding the total compensation, for services rendered in all capacities, that was paid to, awarded to or earned by our CEO (and on average to our non-CEO NEOs, or our “Other NEOs”), as compared to compensation actually paid (“CAP”) to our CEO (and on average to our Other NEOs) and certain company and peer performance measures during the years ended December 31, 2022, 2021 and 2020, as calculated in accordance with Item 402(v) of Regulation S-K (the “Pay Versus Performance Table”).

					Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for CEO (1)	Compensation Actually Paid to CEO (1) (4) (6)	Average Summary Compensation Table Total for Other NEOs (2)	Average Compensation Actually Paid to Other NEOs (2) (4) (6)	Total Shareholder Return(5)	Peer Group Total Shareholder Return (5)	Net Income (Thousands)	Revenue (Thousands) (3)
2022	$5,440,036	$(620,324,699)	$7,722,649	$(4,257,881)	$172.56	$65.71	$53,385	$1,577,795
2021	$834,968,762	$1,201,214,676	$7,247,247	$9,887,245	$352.73	$199.65	$137,762	$1,196,467
2020	$15,956,860	$123,533,884	$4,614,376	$34,802,362	$308.31	$216.40	$242,317	$836,033

(1)In all years presented, our CEO was Jeff Green.
(2)For the years 2022 and 2021, our NEOs included in the calculation of average CAP were Blake Grayson, David Pickles, Jay Grant and Michelle Hulst. For the year 2020, our NEOs included in the calculation of average CAP were Messrs. Grayson, Pickles, Grant, Brian Stempeck, our former Chief Strategy Officer, and Susan Vobejda, our former Chief Marketing Officer.
(3)Revenue represents the Company-Selected-Measure (“CSM”) as it is the next most important financial performance measure not otherwise required to be disclosed in the Pay Versus Performance Table. Refer to the Tabular List (as defined below) of financial performance measures. Revenue represents revenue as disclosed in our Annual Reports on Form 10-K filed with the SEC for the applicable fiscal years.
(4)Assumptions used in the valuation of equity awards for the table above were materially consistent with those used as of the grant date of the equity awards as described in “Compensation Discussion and Analysis” and in Notes 1 and 2 of the “2022 Summary Compensation Table.”
(5)Total Shareholder Return (“TSR”) is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment (if applicable), and the difference between the stock price at the end and the beginning of the measurement period by the stock price at the beginning of the measurement period. For Peer Group TSR, the returns of each component company of this group are weighted according to the respective company’s stock market capitalization at the beginning of each period for which a return is indicated. For 2022, Peer Group TSR reflects the average cumulative total shareholder return of our peer group approved in July 2021 for the most recent preceding fiscal year, as described in “Compensation Discussion and Analysis” above, apart from Slack Technologies, Twitter and Zendesk which were no longer public companies as of the measurement date. For 2021, Peer Group TSR reflects the average cumulative total shareholder return of our peer group determined in October 2020 for 2021 compensation setting as disclosed in our 2022 Proxy Statement (to the extent the entities remained publicly traded companies as of the measurement date), including Alteryx, Coupa Software, CrowdStrike Holdings, Datadog, DocuSign, Dropbox, Fair Isaac, Guidewire Software, Hubspot, Ziff Davis (formerly J2 Global), LiveRamp Holdings, New Relic, Okta, Paycom Software, Paylocity Holding, RingCentral, Roku, Shopify, Snap, Splunk, Twilio, Twitter, Veeva Systems, Zendesk, Zoom Video and Zscaler. For 2020, Peer Group TSR reflects the average cumulative total shareholder return of our peer group determined in October 2019 for 2020 compensation setting as disclosed in our 2021 Proxy Statement (to the extent the entities remained publicly traded companies as of the measurement date), including Alteryx, Cornerstone OnDemand, DocuSign, Dropbox, Fair Isaac, GrubHub, Guidewire Software, Hubspot, Ziff Davis (formerly J2 Global), LiveRamp Holdings, New Relic, Okta, Paycom Software, Paylocity Holding, RealPage, RingCentral, Roku, Shopify, Snap, Splunk, Twilio and Zendesk. Changes in the peer group year to year are driven by our annual compensation setting process as described in “Compensation Discussion and Analysis.”
(6)SEC rules require certain adjustments be made to the Summary Compensation Table totals to determine CAP as reported in the Pay Versus Performance Table. CAP does not necessarily represent cash and equity value transferred to the applicable NEO without restriction, but rather is a value calculated under applicable SEC rules. CAP for our CEO and average CAP for our Other NEOs are calculated by taking the amount in the “Total” column of the Summary Compensation Table (the average amount for our Other NEOs): (a) less the grant-date fair value of equity granted during the year in the “2022 Summary Compensation Table”; (b) plus the year-end fair value of unvested equity awards granted during the covered year; (c) plus, for awards granted in prior years that are outstanding and unvested at the end of the covered year, the difference between the year-end fair value and the immediately prior year-end fair value; (d) plus, for awards that granted and vested during the covered year, the fair value as of the vesting date; (e) plus, for awards granted in prior years that vested during the covered year, the difference between the fair value as of the vesting date and the immediately prior year-end fair value; (f) less, the prior year-end fair value of awards granted in prior years that failed to meet their vesting requirements. NEOs do not participate in a defined benefit plan so no adjustment for pension benefits is included in the table below. Similarly, no CAP amounts included any dividends or other earnings paid on stock or option awards not otherwise reflected in the fair value of total compensation, as no such payments occurred during any of the years ended 2022, 2021, and 2020. The following table details these adjustments.

Fiscal Year	NEO Category	Summary Compensation Table Total	Less: Summary Compensation Table Equity Awards	Add: Year-End Fair Value of Unvested Equity Awards Granted in the Year (7)	Add: Change in Year-End Fair Value of Unvested Equity Awards Granted in Prior Years	Add: Vest-Date Fair Value of Equity Awards Granted and Vested in the Year (8)	Add: Change in Fair Value of Equity Awards Granted in Prior Years and Vested in the Year	Less: Prior Year-End Fair Value of Equity Awards that Failed to Vest	CAP
2022	CEO	$5,440,036	$—	$—	$(609,383,966)	$—	$(16,380,769)	$—	$(620,324,699)
	Other NEOs	$7,722,649	$(6,087,184)	$2,903,890	$(4,719,144)	$804,015	$(3,780,444)	$(1,101,663)	$(4,257,881)
2021	CEO	$834,968,762	$(828,384,776)	$1,049,008,288	$8,124,815	$136,560,071	$937,516	$—	$1,201,214,676
	Other NEOs	$7,247,247	$(5,341,212)	$5,532,323	$1,611,926	$853,458	$(16,497)	$—	$9,887,245
2020	CEO	$15,956,860	$(12,921,345)	$33,871,114	$54,812,898	$3,473,898	$28,340,459	$—	$123,533,884
	Other NEOs	$4,614,376	$(3,219,530)	$7,688,467	$16,543,071	$694,170	$8,481,808	$—	$34,802,362

(7)2021 CAP to our CEO included $1,039,020,000 for the fair value of CEO Performance Option tranches granted during 2021 that were outstanding and unvested as of the end of 2021, valued as of December 31, 2021.
(8)2021 CAP to our CEO included $135,023,000 for the vest-date fair value related to the first tranche of the CEO Performance Option that vested on December 10, 2021.
Tabular List of Performance Measures
The following table sets forth an unranked list of financial performance measures that are the most important measures used by the company to link CAP to our NEOs to company performance for 2022 (the “Tabular List”):

Measure
Adjusted EBITDA (1)
Relative Peer TSR (2)
Revenue
TSR
(1)For an explanation of our management's use of this measure and a reconciliation of net income to Adjusted EBITDA, see Appendix A to this Proxy Statement. Adjusted EBITDA is used for purposes of selecting the companies comprising our compensation peer groups.
(2)Relative Peer TSR, calculated as a percentile rank against the Nasdaq-100 Index as defined in the CEO Performance Option award agreement, determines the actual shares paid out on a vested tranche of the CEO Performance Option. Refer to “Compensation Discussion and Analysis - Individual Compensation Elements - Long Term Incentive Compensation - CEO Performance Option” for further information.
Our most important financial performance measure for linking CAP to our performance is TSR, as the majority of NEO compensation is equity compensation tied to the change in our stock price over time, particularly for the CEO Performance Option. These awards are an incentive for our executive officers, including our NEOs, to create value for our stockholders. This financial performance measure is required in the Pay Versus Performance Table above. The next most important financial performance measure is revenue, included in the Pay Versus Performance Table above. Revenue is a critical financial measure to our stockholders, and it is the key measure in our Short-Term Annual Cash Incentive Awards to provide financial incentives for us to meet or exceed the revenue targets.
Relationship Between Pay and Performance
Comparison of CAP to our CEO to Performance Measures

We believe the table below shows the alignment between CAP to our CEO and our performance, consistent with our compensation philosophy as described in our “Compensation Discussion and Analysis.” The following chart sets forth CAP to our CEO and TSR on the left axis and right axis, respectively, for the years ended December 31, 2020, 2021 and 2022. CAP is influenced by numerous factors, including but not limited to, the timing of new grant issuances and award vesting, share price volatility during the fiscal year, our mix of performance metrics and other factors.

CAP to our CEO (in Millions) Compared to TSR (in $)
$2,400
$1,200
$—
$(1,200)
$(2,400)
$400.00
$300.00
$200.00
$100.00
$—
$308.31
$352.73
$172.56
2020
2021
2022
CAP to our CEO (in millions)
TSR (in $)

The following chart sets forth CAP to our CEO, net income and revenue on the left axis for the years ended December 31, 2020, 2021 and 2022.

CAP to our CEO Compared to Net Income and Revenue (in Millions)
$2,000
$1,500
$1,000
$500
$—
$(500)
$(1,000)
$836
$1,196
$1,578
$242
$138
$53
2020
2021
2022
CAP to our CEO (in millions)
Net Income (in millions)
Revenue (in millions)

Comparison of Average CAP to our Other NEOs to Performance Measures
The following chart sets forth average CAP to our Other NEOs and TSR on the left axis and right axis, respectively, for the years ended December 31, 2020, 2021 and 2022. Average CAP is influenced by numerous factors including, but not limited to, the timing of new grant issuances and award vesting, NEO mix, share price volatility during the fiscal year, our mix of performance metrics and other factors.

Average CAP to our Other NEOs (in Millions) Compared to TSR (in $)
$48
$24
$—
$(24)
$(48)
$400.00
$300.00
$200.00
$100.00
$—
$308.31
$352.73
$172.56
2020
2021
2022
Average CAP to our Other NEOs (in millions)
TSR (in $)

The following chart sets forth average CAP to our Other NEOs and net income on the left axis, as well as revenue on the right axis, for the years ended December 31, 2020, 2021 and 2022.

Average CAP to our Other NEOs Compared to Net Income and Revenue (in Millions)
$300
$200
$100
$—
$(100)
$1,800
$1,350
$900
$450
$—
$242
$138
$53
$836
$1,196
$1,578
2020
2021
2022
Average CAP to our Other NEOs (in millions)
Net Income (in millions)
Revenue (in millions)

For a review of our financial performance measures, our process for setting executive compensation and how our executive compensation design reinforces our compensation philosophy, refer to “Compensation Discussion and Analysis.”
Comparison of Company TSR to Peer Group TSR
The following chart sets forth company TSR and Peer Group TSR, as expressed in the value of an initial $100 investment, from 2020 to 2022:

Comparison of The Trade Desk, Inc. TSR and Peer Group TSR (in $)
$400.00
$350.00
$300.00
$250.00
$200.00
$150.00
$100.00
$50.00
$—
$352.73
$308.31
$216.40
$199.65
$172.56
$65.71
12/31/2019
2020
2021
2022
The Trade Desk, Inc.
Peer Group

2022 Director Compensation
Our non-employee directors receive the following annual retainer fees for board and committee service: a cash retainer for each board member of $50,000 and an additional cash retainer of $20,000 (increased to $25,000 for 2023) for the lead independent director. Members of the audit, compensation and nominating and corporate governance committees receive an additional cash retainer of $10,000, $8,000 and $5,000, respectively, and the chair of each the foregoing committees receives an additional cash retainer of $24,000, $16,000 and $10,000, respectively. In 2023, members of the audit, compensation and nominating and corporate governance committees will receive an additional cash retainer of $12,500, $10,000 and $6,000, respectively, and the chair of each the foregoing committees receives an additional cash retainer of $50,000, $50,000 and $25,000, respectively. Each director may make an annual election to receive an equity award in lieu of the cash retainer in the form of restricted stock, restricted stock units (“RSUs”), stock options or a mix thereof. The equity awards will vest in four equal installments over the one-year period following the date of grant, with such vesting to take place on the quarterly anniversaries of the date of grant, or if earlier, the regularly scheduled meetings of our board of directors applicable to such respective quarters. If not already vested in full pursuant to the forgoing installment arrangements, the award will vest in full on the date of our next annual meeting. All unvested equity awards will vest in full upon a Change in Control of the company.
Each newly elected non-employee director receives an initial director equity award upon initial election to our board of directors with a value of $250,000 (increased to $265,000 for 2023) and may elect to receive the initial director equity award in the form of restricted stock, restricted stock units, stock options or a mix of one-half restricted stock or restricted stock units and one-half stock options. The initial director equity award will generally vest in substantially equal quarterly installments over the three-year period following the date of grant, subject to continued service as of each vesting date. On the date of each annual meeting, continuing directors will receive an annual director equity award with a value of $250,000 (increased to $265,000 for 2023) and may elect to receive the equity award in the form of restricted stock, restricted stock units, stock options or a mix thereof. The quantity of equity awards granted is based on the average closing stock price for a share of our Class A common stock for 45 consecutive trading days ending on, and including, the grant date. The annual director equity award will vest in four equal installments over the one-year period following the date of grant, with such vesting to take place on the quarterly anniversaries of the date of grant, or if earlier, the regularly scheduled meetings of our board of directors applicable to such respective quarters. If not already vested in full pursuant to the forgoing installment arrangements, the award will vest in full on the date of our next annual meeting. All unvested equity awards will vest in full upon a Change in Control of the company. A director who is appointed to our board of directors other than on the date of an annual meeting will receive a prorated annual director equity award. Directors who join our board of directors on the date of an annual meeting will receive both an initial director equity award and an annual director equity award.
We also reimburse our non-employee directors for reasonable out-of-pocket expenses incurred in attending board and committee meetings, as well as up to $10,000 for director education programs.
Our employee directors did not receive any additional compensation for their service as members of our board of directors in 2022.
2022 Director Compensation Table
The following table sets forth information for the year ended December 31, 2022 regarding the compensation awarded to, earned by or paid to our non-employee directors.

Name	Fees Earned or Paid in Cash ($)(1)(2)(3)(4)	Stock Awards ($)(5)(6)	Option Awards ($)(7)(8)	Total ($)
Lise J. Buyer	90,000	204,847	—	294,847
Andrea L. Cunningham	54,425	274,432	274,391	603,248
Kathryn E. Falberg	71,000	204,847	—	275,847
Eric B. Paley	55,000	204,847	—	259,847
Gokul Rajaram	68,000	204,847	—	272,847
David B. Wells	82,000	—	204,848	286,848

(1)With the exception of cash payments of $68,000 for annual retainer fees and committee fees earned by Mr. Rajaram for the year ended December 31, 2022, amounts represent cash forgone by each director due to elections made in 2021 and 2022 to receive equity awards in lieu of cash for annual retainer and committee fees earned for the year ended December 31, 2022 (such equity awards in lieu of cash are typically granted in May following our Annual Meeting of the Stockholders with respect to the fees for the coming year, except for changes in committee assignment mid-year).

(2)On January 1, 2022, Ms. Cunningham was appointed as a Class I director and elected to be granted 1,341 RSUs and 2,320 Stock Options for her initial equity awards, 536 RSUs and 975 Stock Options for her prorated annual director equity award and 214 RSUs for her prorated annual retainer fees with a grant date fair value of $19,611 calculated in accordance with ASC Topic 718. Ms. Cunningham’s initial director equity awards vest quarterly over a three-year period through the third anniversary of the grant date, subject to continued service as of each vesting date Ms. Cunningham’s prorated annual equity awards vested in two installments with 209 RSUs and 380 Stock Options vesting on February 22, 2022 and 327 RSUs and 595 Stock Options vesting on April 26, 2022. Ms. Cunningham’s prorated annual retainer award vested in two installments with 83 RSUs vesting on February 22, 2022 and 131 RSUs vesting on April 26, 2022.
(3)On February 22, 2022, Ms. Cunningham was appointed as a member of the Nominating and Corporate Governance Committee and elected to be granted 16 RSUs for her prorated annual committee fees with a grant date fair value of $1,197 calculated in accordance with ASC Topic 718. Ms. Cunningham’s prorated committee fees award vested in full on April 26, 2022.
(4)On May 26, 2022, Ms. Cunningham, Ms. Falberg and Mr. Paley elected to be granted stock awards (RSUs for Ms. Cunningham and RSAs for Ms. Falberg and Mr. Paley) for their annual retainer and committee fees in lieu of quarterly cash payments, and each were granted 835 shares of or units for our Class A common stock for their annual retainer fees each with a grant date fair value of $40,940 calculated in accordance with ASC Topic 718. Further, Ms. Cunningham, Ms. Falberg and Mr. Paley were granted 83, 350 and 83 RSAs with an aggregate grant date fair value of $4,070, $17,161 and $4,070 calculated in accordance with ASC Topic 718, respectively, for their annual committee fees. On the same date, Ms. Buyer and Mr. Wells elected to be granted Stock Options for their annual retainer and committee fees in lieu of quarterly cash payments, and each were granted 1,365 Stock Options for their annual retainer fees each with a grant date fair value of $40,964 calculated in accordance with ASC Topic 718. Further, Ms. Buyer and Mr. Wells were granted 546 and 873 Stock Options with an aggregate grant date fair value of $16,385 and $26,199 calculated in accordance with ASC Topic 718, respectively, for their annual committee fees. Additionally, Ms. Buyer elected to be granted 546 Stock Options for the lead independent director retainer with a grant date fair value of $16,385 calculated in accordance with ASC Topic 718. These RSAs, RSUs and Stock Options, granted on May 26, 2022, vest in four equal installments over the one-year period following the date of grant, with such vesting to take place on the quarterly anniversaries of the date of grant, or if earlier, the regularly scheduled Board meetings applicable to such respective quarters. If not already vested in full pursuant to the forgoing installment arrangements, the award will vest in full on the date of our next annual meeting. All unvested equity awards will vest in full upon a Change in Control of the company.
(5)Amounts reflect the aggregate grant-date fair value of the restricted stock awards granted to our non-employee directors during 2022, calculated in accordance with ASC Topic 718. Such aggregate grant date fair values do not take into account any estimated forfeitures related to service-vesting conditions. The aggregate grant-date fair values of these awards were based on the fair value of our common stock on the date of grant, which was determined as the closing market price per share of our Class A common stock on the date of grant. For additional information, refer to Notes 2 and 10 to our audited consolidated financial statements included in our 2022 Annual Report. The amounts reported in this column reflect the accounting cost for the stock awards and do not correspond to the actual economic value that may be received by the non-employee directors upon the vesting or settlement of the stock awards, as applicable.
(6)As of December 31, 2022, Ms. Buyer, Ms. Falberg, Mr. Paley and Mr. Rajaram held unvested RSAs covering 2,089, 2,683, 2,549, and 2,089 shares of our Class A common stock, respectively; and Ms. Cunningham held 2,511 RSUs. Mr. Wells did not hold any unvested RSAs or unvested RSUs as of December 31, 2022.
(7)Amounts reflect the aggregate grant-date fair value of the Stock Options granted to our non-employee directors during 2022, calculated in accordance with ASC Topic 718. The aggregate grant-date fair value for the Stock Options was based on the Black-Scholes option valuation methodology and do not take into account any estimated forfeitures related to service-vesting conditions. For additional information, refer to Notes 2 and 10 to our audited consolidated financial statements included in our 2022 Annual Report. The amounts reported in this column reflect the accounting cost for the Stock Options and do not correspond to the actual economic value that may be received by the non-employee directors upon the exercise of the Stock Options.
(8)As of December 31, 2022, Ms. Buyer, Ms. Cunningham and Mr. Wells held stock options to purchase an aggregate of 36,207, 6,708 and 18,334 shares of our Class A common stock, respectively, and Ms. Falberg held stock options to purchase an aggregate of 103,030 shares of our Class B common stock. None of our other non-employee directors held stock options as of December 31, 2022.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
The information contained in this compensation committee report shall not be deemed to be (1) “soliciting material,” (2) “filed” with the SEC, (3) subject to Regulations 14A or 14C of the Exchange Act, or (4) subject to the liabilities of Section 18 of the Exchange Act. No portion of this compensation committee report shall be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that The Trade Desk, Inc. specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.
The compensation committee of our board of directors has reviewed and discussed the section captioned “Compensation Discussion and Analysis” with management. Based on such review and discussions, the compensation committee of our board of directors recommended to the board of directors that this “Compensation Discussion and Analysis” section be included in our 2022 Annual Report on Form 10-K and this Proxy Statement.
COMPENSATION COMMITTEE
Kathryn E. Falberg (Chairperson)
Gokul Rajaram
David B. Wells

OWNERSHIP OF THE TRADE DESK, INC. COMMON STOCK
The following table sets forth information with respect to the beneficial ownership of our common stock as of February 28, 2023, for:
•each person, or group of affiliated persons, known by us to be the beneficial owner of more than 5% of our outstanding shares of Class A common stock or Class B common stock;
•each of our NEOs;
•each of our directors; and
•all of our current directors and executive officers as a group.
We have determined beneficial ownership in accordance with the rules of the SEC, which generally means that a person has beneficial ownership of a security if he or she possesses sole or shared voting or investment power over that security, including options and restricted stock units that are currently exercisable or exercisable or vest within sixty (60) days of February 28, 2023. Unless otherwise indicated, to our knowledge, the persons and entities named in the table below have sole voting and sole investment power with respect to all shares that they beneficially own, subject to community property laws where applicable. The information in the table below does not necessarily indicate beneficial ownership for any other purpose, including for purposes of Sections 13(d) and 13(g) of the Exchange Act.
We have based our calculation of the percentage of beneficial ownership on 445,008,969 shares of Class A common stock and 45,525,820 shares of Class B common stock outstanding as of February 28, 2023. We have deemed shares of our common stock subject to stock options and restricted stock units that are currently exercisable or exercisable or vest within sixty (60) days of February 28, 2023, to be outstanding and to be beneficially owned by the person holding the stock option or restricted stock units for the purpose of computing the percentage ownership of that person. We did not, however, deem such shares outstanding for the purpose of computing the percentage ownership of any other person or entity.
Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o The Trade Desk, Inc., 42 N. Chestnut Street, Ventura, California 93001.

	Shares Beneficially Owned				% of Total Voting Power(1)
	Class A		Class B
Name of Beneficial Owner	Shares	%	Shares	%
5% Stockholders:
Baillie Gifford & Co.(2)	47,175,426	10.6	—	—	5.2
The Vanguard Group, Inc.(3)	40,691,898	9.1	—	—	4.5
Morgan Stanley(4)	31,226,856	7.0	—	—	3.5
Executives and Directors:
Jeff T. Green(5)	5,359,298	1.2	42,999,150	94.5	48.2
Blake J. Grayson(6)	355,092	*	—	—	*
David R. Pickles(7)	666,577	*	2,489,920	5.5	2.8
Michelle E. Hulst(8)	26,868	*	—	—	*
Jay R. Grant(9)	176,690	*	—	—	*
Lise J. Buyer (10)	158,548	*	—	—	*
Andrea L. Cunningham(11)	8,078	*	—	—	*
Kathryn E. Falberg(12)	286,773	*	103,030	*	*
Eric B. Paley(13)	206,014	*	—	—	*
Gokul Rajaram(14)	77,058	*	—	—	*
David B. Wells(15)	122,636	*	—	—	*
All current executive officers and directors as a group (10 persons)(16)	7,416,764	1.7	45,592,100	99.9	51.2
* Less than 1%.

(1)Percentage of total voting power represents voting power with respect to all shares of Class A common stock and Class B common stock, as a single class. Holders of Class B common stock are entitled to ten votes per share, and holders of Class A common stock are entitled to one vote per share.
(2)Based solely on information reported by Baillie Gifford & Co. on Schedule 13G/A filed with the SEC on January 23, 2023, consists of 47,175,426 shares of Class A common stock beneficially owned, with sole voting power over 35,705,461 shares and sole dispositive power over 47,175,426 shares. The address for Baillie Gifford & Co. is Calton Square, 1 Greenside Row, Edinburgh EH1 3AN, Scotland, United Kingdom.
(3)Based solely on information reported by The Vanguard Group, Inc. on Schedule 13G/A filed with the SEC on February 9, 2023, consists of 40,691,898 shares of Class A common stock beneficially owned, with shared voting power over 357,744 shares, sole dispositive power over 39,715,250 shares and shared dispositive power over 976,648 shares. The address for The Vanguard Group, Inc. is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.
(4)Based solely on information reported by Morgan Stanley on Schedule 13G/A filed with the SEC on February 10, 2023, consists of 31,226,856 shares of Class A common stock beneficially owned, with shared voting power over 27,536,320 shares and shared dispositive power over 31,226,856 shares. The address for Morgan Stanley is 1585 Broadway, New York, New York 10036.
(5)Consists of (a) 698,672 shares of Class A common stock held by Jeff T. Green, (b) 1,209,360 shares of Class A common stock and 30,332,480 shares of Class B common stock held by Jeff T. Green, trustee of the Jeff Green Trust, (c) 708,216 shares of Class A common stock held by the Jeff T. Green Family Foundation with respect to which Mr. Green has investment and voting control, (d) 12,666,670 shares of Class B common stock held by various family trusts over which Mr. Green exercises investment and voting control; as a result, Mr. Green may be deemed to beneficially own such securities but disclaims such ownership except to the extent of his pecuniary interest therein, and (e) 2,743,050 shares of Class A common stock issuable upon the exercise of options currently exercisable or exercisable within sixty (60) days of February 28, 2023.
(6)Consists of (a) 170,031 shares of Class A common stock held by Blake J. Grayson and (b) 185,061 shares of Class A common stock issuable upon the exercise of options currently exercisable or exercisable within sixty (60) days of February 28, 2023.
(7)Consists of (a) 470,930 shares of Class A common stock and 2,489,920 shares of Class B common stock held by David R. Pickles and (b) 195,647 shares of Class A common stock issuable upon the exercise of options currently exercisable or exercisable within sixty (60) days of February 28, 2023.
(8)Consists of (a) 26,868 shares of Class A common stock held by Michelle E. Hulst.
(9)Consists of (a) 94,643 shares of Class A common stock held by Jay R. Grant and (b) 82,047 shares of Class A common stock issuable upon the exercise of options currently exercisable or exercisable within sixty (60) days of February 28, 2023.
(10)Consists of (a) 88,958 shares of Class A common stock held by Lise J. Buyer, (b) 34,000 shares of Class A common stock held by a trust for which Ms. Buyer is a trustee, and (c) 35,590 shares of Class A common stock issuable upon the exercise of options currently exercisable or exercisable within sixty (60) days of February 28, 2023.
(11)Consists of (a) 3,467 shares of Class A common stock held by Andrea L. Cunningham, (b) 4,500 shares of Class A common stock issuable upon the exercise of options currently exercisable or exercisable within sixty (60) days of February 28, 2023, and (c) 111 shares of Class A common stock issuable pursuant to restricted stock units that are expected to vest within 60 days of February 28, 2023. Excludes 1,536 shares of Class A common stock issuable pursuant to restricted stock units held by Ms. Cunningham that are not scheduled to vest within 60 days after February 28, 2023.
(12)Consists of (a) 22,013 shares of Class A common stock held by Kathryn E. Falberg, (b) 214,760 shares of Class A common stock held by a trust for which Ms. Falberg is a trustee, (c) 50,000 shares of Class A common stock held by a family trust for which Ms. Falberg is a co-trustee, and (d) 103,030 shares of Class B common stock issuable upon the exercise of options currently exercisable or exercisable within sixty (60) days of February 28, 2023.
(13)Consists of (a) 114,326 shares of Class A common stock held by Eric Paley, (b) 47,768 shares of Class A common stock held by the Eric Paley 2015 Remainder Trust, and (c) 43,920 shares of Class A common stock held by Eric Paley 2015 Remainder Trust GST Exempt Share.
(14)Consists of 77,058 shares of Class A common stock held by Gokul Rajaram.
(15)Consists of (a) 82,670 shares of Class A common stock held by David B. Wells, (b) 23,900 shares of Class A common stock held by held by a trust for which Mr. Wells is a co-trustee, and (c) 16,066 shares of Class A common stock issuable upon the exercise of options currently exercisable or exercisable within sixty (60) days of February 28, 2023.
(16)Consists of (a) 4,154,692 shares of Class A common stock, (b) 45,489,070 shares of Class B common stock, (c) 3,261,961 shares of Class A common stock issuable pursuant to options currently exercisable or exercisable within sixty (60) days of February 28, 2023, (d) 111 shares of Class A common stock issuable pursuant to restricted stock units that are expected to vest within 60 days of February 28, 2023, and (e) 103,030 shares of Class B common stock issuable pursuant to options currently exercisable or exercisable within sixty (60) days of February 28, 2023.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
The following is a description of transactions since January 1, 2022, to which we have been a party, in which the amount involved exceeds or will exceed $120,000 and in which any of our directors, executive officers or holders of more than 5% of our capital stock, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest.
Indemnification Agreements and Directors’ and Officers’ Liability Insurance
We have entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify each director and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, penalties, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or executive officer.
Pursuant to our indemnification agreement with Jeff Green, our CEO, we reimbursed Mr. Green for the cost of legal expenses relating to certain litigation matters in which he was named as a defendant in his capacity as our CEO, as further described in Item 3. Legal Proceedings, in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022. Such legal services were provided to Mr. Green by Wilson Sonsini Goodrich & Rosati P.C., and we reimbursed Mr. Green for such expenses in the amount of approximately $1,076,000.
Policies and Procedures for Related Party Transactions
Our board of directors has adopted a written related person transaction policy setting forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or are to be a participant, where the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. Our audit committee is tasked with reviewing and approving such transactions, taking into consideration all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction with an unrelated third party and the extent of the related person’s interest in the transaction.
DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires our directors, executive officers and persons who beneficially own more than ten percent of our common stock to file reports on Forms 3, 4 and 5 with the SEC concerning their ownership of, and transactions in, our common stock.
To our knowledge, based solely on our review of the copies of such reports furnished to us and on the representations of the reporting persons, all of these reports were timely filed during the last fiscal year, except that Andrea Cunningham filed a late Form 4 with respect to the equity awards received upon her initial appointment to our board of directors on January 1, 2022.

ADDITIONAL INFORMATION
Other Matters
We know of no other matters to be submitted at the 2023 Annual Meeting of stockholders. If any other matters properly come before the Annual Meeting of stockholders, it is the intention of the proxy holders to vote the shares they represent as the board of directors may recommend.

THE BOARD OF DIRECTORS

/s/ JEFF T. GREEN
JEFF T. GREEN Chairman and Chief Executive Officer
Dated: April 12, 2023

APPENDIX A
NON-GAAP FINANCIAL MEASURE INFORMATION
Set forth below in this Appendix A is important information about Adjusted EBITDA, a non-GAAP measure, discussed in the Proxy Statement.
Adjusted EBITDA
In addition to our results determined in accordance with GAAP, we believe that Adjusted EBITDA, a non-GAAP measure, is useful in evaluating our business. The following table presents a reconciliation of net income to Adjusted EBITDA for each of the periods indicated:

	Year Ended December 31,
	2022	2021
	(in thousands)
Net income	$53,385	$137,762
Add back:
Depreciation and amortization expense	54,425	42,219
Stock-based compensation expense	498,642	337,413
Interest expense (income), net	(12,755)	1,030
Provision for (benefit from) income taxes	73,985	(15,726)
Adjusted EBITDA	$667,682	$502,698
We use Adjusted EBITDA as a measure of operational efficiency to understand and evaluate our core business operations. We believe that Adjusted EBITDA is useful to investors for period-to-period comparisons of our core business. Accordingly, we believe Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors.
Our use of Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our financial results as reported under GAAP. Some of these limitations are as follows:
•although depreciation and amortization expense are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;
•Adjusted EBITDA does not reflect: (1) changes in, or cash requirements for, our working capital needs; (2) the potentially dilutive impact of stock-based compensation; or (3) tax payments that may represent a reduction in cash available to us; and
•other companies, including companies in our industry, may calculate Adjusted EBITDA or similarly titled measures differently, which reduces its usefulness as a comparative measure.
Because of these and other limitations, you should consider Adjusted EBITDA along with other GAAP-based financial performance measures, including various cash flow metrics, net income and our GAAP financial results.

theTradeDesk

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 24, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/TTD2023**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 24, 2023. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V14177-P87896

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE TRADE DESK, INC.

The Board of Directors recommends you vote FOR the following nominees:

	For All	Withhold All	For All Except
1. The election of two Class I directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Jeff T. Green
02) Andrea L. Cunningham

The Board of Directors recommends you vote FOR proposal 2:

NOTE: The proxies are authorized to transact such other business as may properly come before the meeting or at any and all adjournments, continuations or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

Stockholders who wish to view the Notice, Proxy Statement and Annual Report on Form 10-K of The Trade Desk, Inc. on the Internet can view the 2023 Annual Meeting materials at www.proxyvote.com or at investors.thetradedesk.com.

V14178-P87896

THE TRADE DESK, INC.
Annual Meeting of Stockholders
May 25, 2023, 1:00 PM Pacific Time
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Jeff Green, Blake Grayson and Jay Grant, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A common stock and Class B common stock of THE TRADE DESK, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 1:00 PM Pacific Time on May 25, 2023, at www.virtualshareholdermeeting.com/TTD2023, and any adjournment, continuation or postponement thereof.

This proxy, when properly executed and returned, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted (i) FOR the election of each of the nominees for director listed in Proposal 1, (ii) FOR Proposal 2 and (iii) in the discretion of the proxies, upon any such matters as may properly come before the meeting or any adjournment, continuation or postponement thereof.

Continued and to be signed on reverse side